PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Offering Circular dated December ----, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Amended Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Amended Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

SADDLE RANCH MEDIA, INC.

$1,000,000

2,500,000,000 SHARES OF COMMON STOCK

$0.0004 PER SHARE

This is the public offering of securities of Saddle Ranch Media, Inc., a Utah corporation. We are offering 2,500,000,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $0.0004 per share (the “Offered Shares”) by the Company. This Offering will terminate 180 days from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 50,000,000 Offered Shares ($20,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

This Offering Circular uses the Offering Circular format.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is be based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; (2) 180 days from the date of qualification by the Commission, (3) if Company in its sole discretion extends the offering beyond 180 days from the date of qualification by the Commission, or (4) the Company in its sole discretion withdraws this Offering.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “SRMX.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.0004	$1,000,000.00
Underwriting Discounts and Commissions (3)	0.000	0.00
Proceeds to Company	$0.0004	$1,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, will be approximately $10,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.0004 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is November ___, 2022

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Saddle Ranch Media”, “SRMX”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Saddle Ranch Media, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

The Company, sometimes referred to herein as “we,” “us,” “our,” and the “Company” and/or “Saddle Ranch Media” was incorporated in the State of Utah on October 7, 1988. Our fiscal year-end date is December 31.

Saddle Ranch Media, Inc. offices are located at 19200 Von Karman Blvd, Ste 400, Irvine, CA 92612. Our telephone number is 949-212-1898 and our Email address is Max.li@tricascadeinc.com.

We are focused to become a world-class global *Internet of Things (“IoT”) multi-divisional technology company with four operating divisions: (1) Cloud Managed Services (IoT), (2) LTE and IoT Telecom connectivity, (3) Smart home based IoT data transmission devices and (4) Cellular and WiFi connectivity devices, such as 5G Dongles (see www.tricascade.com)

(*Internet of Things is defined as: The interconnection via the internet of computing devices embedded in everyday objects, enabling them to send and receive data, usually through the Cloud).

History

The Company was originally formed in the State of Utah on October 7, 1988, as Port City Corporation.

In October 1990, the name of the Company was changed to Interline Resources Corporation (“Interline”) which operated in the oil and gas industry in east-central Wyoming and eastern Utah. On October 15, 2009, Interline filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

On November 20, 2014, the Company changed its corporate name to Automated-X, Inc. when the company entered the video kiosk distribution business through QUICKflickUSA, Inc. On August 15, 2015, the Company entered into a Securities Exchange and Acquisition Agreement with Saddle Ranch Pictures, Inc. (“SRPI”) wherein the Company acquired SRPI in a cashless exchange of stock. Prior to closing the SRPI acquisition, the Company approved the transfer of 100% of its ownership in its wholly-owned subsidiary, QUICKflickUSA, Inc., to two of the Company’s major shareholders.

The name of the Company was changed with the state of Utah on September 9, 2015 from Automated-X, Inc. to Saddle Ranch Media, Inc. The Company’s trading symbol was also changed with FINRA from “AUTX” to “SRMX” effective October 6, 2015. On February 28, 2017 Philip M. Cohen resigned as Chairman and CEO, and in consideration for the Spin-Out of both Saddle Ranch Pictures, Inc and certain digital programming assets representing the “African American Medical Network” to Mr. Cohen, he surrendered 40,000,000 common shares back to the Company’s Treasury. Also, on February 28, 2017, Mr. Cohen sold his holding of 1,000,000 “super voting” Series B preferred shares in a private transaction to The Shamrock Investment Trust, which is in turn controlled by Nadine Peabody, sole trustee.

The Company closed on the acquisition of Tri Cascade, Inc. as of April 1, 2017 through a cashless exchange of stock. Since that date the Company’s subsidiary, Tri Cascade, Inc., has continued its develop in IoT ( “Internet of Things”) technology. Tri Cascade Inc. was originally founded in May 2010 in California with an R&D and production team located in Taipei, Taiwan. Its focus is primarily on the convergence of an intelligent energy efficiency eco-system with emerging digital energy home networking technologies. Tri Cascade Inc. has established strong strategic relationships to advance smart energy to both the home and business markets. With Microsoft as a business partner, Tri Cascade has a proven history of creating innovative and cutting-edge products. Building on this knowledge base, Tri Cascade has developed pioneering energy efficiency management products for OEM/ODM, retail, custom integrators, and smart hospitality providers. Tri Cascade, Inc. has developed and filed for patents* on various proprietary and customized energy management technological advancements and user interfaces (UI’s) utilizing Microsoft Azure’s Cloud computing system and Microsoft’s Sphere data security platform. (*see page 30 for list of patents).

Effective August 9, 2019 Tri Cascade, Inc entered into a 3 year connectivity Provider Service Agreement with a leading Telecom which authorizes Tri Cascade to obtain certain connectivity services from this telecom, together with powered SIMs, for onward marketing and sales to End Users through Tri Cascade’s Provider Agents throughout the U.S. Tri Cascade can provide turnkey services to the Telecom’s IoT partners and/or IoT business customers through IoT onboarding, SIM activation and data transmission, IoT Cloud platform design, device integration, with the added potential of providing certain manufacturing services with innovative manufacturers based in Taiwan. Tri Cascade operates side-by-side with the Telecom’s B2B sales team, providing hands-on services to business partners, and expediting the design and integration IoT platform development, as the new, future, and on-going NB IoT business operation.

Tri Cascade, Inc., provides leading-edge NB IoT to 5G solutions and innovation, through its various IoT devices and ONENET B2B IoT Onboarding Platform – certified by Microsoft IoT Sphere under Microsoft’s Azure IoT Hub – for business and infrastructure IoT operations. Tri Cascade’s Management Team has extensive years of innovation experience in Energy Efficiency Management, Home Automation, Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey IoT business solution for our business partners since recently we added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is it provide the Smart way of managing indoor and outdoor environment through the transmission, integration, monitoring and reaction to/from data management utilizing NB IoT technology.

On December 21, 2017 the Company increased its authorized share capital from 500,000,000 common shares to 2,500,000,000 common shares. (There was no change to the 3,000,000 authorized Series “B” preferred shares). Then on December 29, 2017 the Board of Directors approved an Amendment to the Company’s Articles of Incorporation whereby the par value of the Company’s common stock was reduced from $0.005 to $0.0001.

On April 20, 2018 through an amendment to its Articles of Incorporation the Company increased its authorized share capital from 2,500,000,000 common shares to 5,000,000,000 common shares (There was no change to the 3,000,000 authorized Series “B” preferred shares) and on November 23, 2018 through an amendment to its Articles of Incorporation the Company further increased its authorized share capital from 5,000,000,000 common shares to 7,500,000,000 common shares. (Again, there was no change to the 3,000,000 authorized Series “B” preferred shares). On September 3, 2019 through an amendment to its Articles of Incorporation the Company further increased its authorized share capital from 7,500,000,000 common shares to 15,000,000,000 common shares. (Again, there was no change to the 3,000,000 authorized Series “B” preferred shares).

Tri Cascade has closed deals to establish multiple relationships with key nationwide connectivity Providers in order to offer the most price competitive, complete solutions and best in class service. Building on the certification of the Tritom SBC700 and Tritom GX500c modem products, Tri Cascade has signed agreements with 2 key partners in the IoT connectivity space to achieve a range of flexibility and options to offer Tri Cascade customers the right solution and that can be managed on our ONENET platform for IoT connected devices.

After 8 months of negotiation, during 2022 Tri Cascade signed a joint-partnership agreement for its TRITOM GX550s 5G industrial grade Gateway, with Microsoft Sphere, for product and production development with New Kinpo Group (“NKG”) , which is a Total Manufacturing Solutions Provider. NKG will be the key supply chain vendor for Tri Cascade ‘s forthcoming 5G business for production. TRITOM GX550s 5G Gateway will provide Microsoft Sphere data security with 5G network connectivity.

Tri Cascade’s i.VA. unit has been built to create a smart home environment. It operates through secure telecom connectivity (without Wi-Fi) to enable the user to control every aspect of the home environment, including the home climate (temperature/thermostat), lighting throughout the home and power on/off of all smart electrical outlets and is voice controlled. To market the i.VA smart home product to big box retail stores nationwide, during 2022 the Company partnered with Lighthouse Marketing, based in the Chicago area to act as its national sales and marketing agency. Lighthouse is a 360 full service agency that has the resources and experience to handle major sales order and marketing transactions with such retail giants as Home Depot, Best Buy, Loews, etc. Tri Cascade is adding a Teal Communications data plan to its data service and replacing the NB IoT to CATM1 with i.VA smart thermostat connectivity.

In October, 2022 Tri Cascade, Inc announced the launching of VOS 5G, the first of its kind in the U.S. 5G USB device, with no Wi-Fi necessary, that keeps you connected to the internet when and where you need to be — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. The device is expected to be marketed through big box stores in 2023.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTCMarket Pink Sheets under the symbol “SRMX”.

THE OFFERING

Issuer:	Saddle Ranch Media, Inc.

Securities offered:	A maximum of 2,500,000,000 shares of our common stock, par value $0.0001 (“Common Stock”) at an offering price of $0.0004 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	11,469,651,015 issued and outstanding as of September 30, 2021

Number of shares of Common Stock to be outstanding after the offering	13,969,651,015 shares, if the maximum amount of Offered Shares are sold

Price per share:	$0.0004

Maximum offering amount:	2,500,000,000 shares at $0.0004 per share, or $1,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Sheets division under the symbol “SRMX.”

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $990,000. We will use these net proceeds for product design and development, product inventory for resell, marketing and advertising and for additional working capital to support corporate operating expenses.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including immediate and substantial dilution. There is a limited market for our stock. See “Risk Factors.”

RISK FACTORS

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for development stage companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There is doubt about our ability to continue as a going concern.

The Company is a development stage enterprise and has not commenced planned principal operations. The Company had revenues of $24,824 for the 9 months ended September 30, 2022 and revenues of $20,240 for the year ended December 31, 2021, and incurred a net loss of $631,514 for the 9 months ended September 30 2022 and $4,118,400 for the year ended December 31, 2021. In addition, the Company has an accumulated deficit of $8,978,337 for the period since inception through September 30, 2022. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with the accuracy of its accounting practices, we are not required to have our financials audited by an auditor certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. Our accounting staff may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has a limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Although management of Saddle Ranch Media, Inc. has experience in operating small companies, current management has not had to manage expansion while being a public company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

●	risks that we may not have sufficient capital to achieve our growth strategy;

●	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	risks that our growth strategy may not be successful; and

●	risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to generate significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the IoT field have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Max Chin Li and Alan Bailey. We have employment agreements in place with these key employees. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of the Internet of Things or other related technologies. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established technology companies. Compared to our business, some of our competitors, such as Honeywell, Wyze and Qlsys, have greater financial and other resources, have been in business longer, have greater name recognition and are better established in retail markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in competition or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers, could adversely affect our business.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We have never paid dividends and do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 15,000,000,000 shares of common stock. We have issued as of September 30, 2022, 11,469,651,015 shares of common stock. In addition, we are authorized under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock.

Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our common stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our common stock.

Because directors and officers currently and for the foreseeable future will continue to control the Company, it is not likely that you will be able to elect directors or have any say in the policies of Saddle Ranch Media, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Saddle Ranch Media, Inc. beneficially own a majority of our outstanding common stock voting rights . Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our proposed business and the effects upon us assuming we obtain financing in a sufficient amount.

A loss of confidence in our security system, or a breach of our security system, may adversely affect us and the value of an investment in us.

We will take measures to protect us and our system from unauthorized access, damage or theft; however, it is possible that the security system may not prevent the improper access to, or damage or theft of our information. A security breach could harm our reputation or result in the loss of some or all of our information. A resulting perception that our measures do not adequately protect our systems could result in a loss of current or potential shareholders, reducing demand for our Common Stock and causing our shares to decrease in value.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating our patents; however, third parties may assert intellectual property claims relating to our operation. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive. As a result, an intellectual property claim against us could adversely affect an investment in us.

Our industry is highly competitive and as an emerging growth company with a new brand we may be at a disadvantage to our competitors.

Our industry is highly competitive in general. We are an emerging growth company with limited financial resources and our brand has limited recognition.  Our competitors, both established and future unknown competitors, have better brand recognition and, in most cases, substantially greater financial resources than we have. Our ability to successfully compete in our industry depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in designing and developing new or enhanced products;

●	our ability to address the changing needs and desires of retailers and consumers;

●	the pricing, quality, performance, reliability, features, ease of installation and use, and diversity of our products;

●	the quality of our customer service;

●	product or technology introductions by our competitors; and

●	the ability of our contract manufacturing to deliver on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Our products may not achieve market acceptance thereby reducing the chance for success.

We are only in the early stages of selling our first products, It is unclear whether these product and their features or other unanticipated events may result in lower sales than anticipated, which could force us to limit our expenditures on research and development, advertising, and general company requirements for improving and expanding our product offerings.  We cannot guarantee consumer demand or interest in our current or future product offerings, which could have a material adverse effect on our business, results of operations, and overall financial condition.

If the market chooses to buy our competitors’ products and services, we may fail.

Although we believe that our product offerings will be commercially viable, there is no verification by the marketplace that its products will be accepted by or purchased by customers. If the market chooses to buy our competitors’ products, it may be more difficult for us to ever become profitable which would substantially harm our business and, possibly, cause it to fail whereby you could lose your entire investment.

Consumer trends, seasons fluctuations, and general global economic conditions and outlook may cause unpredictable operating results.

Our operating results may fluctuate significantly from period to period as a result of a variety of factors, including consumer trends, seasonal purchasing patterns of customers, competitive pricing, and general economic conditions. There is no assurance that we will be successful in marketing our product, or that the revenues from the sale of our products will be significant.  Consequently, our revenues may vary significantly by quarter, and our operating results may experience significant fluctuations making it difficult to value our business and could lead to extreme volatility in our share price.

We may be unable to protect our proprietary rights.

Our future success depends in part on our proprietary technology, technical know-how and other intellectual property. We rely on intellectual property laws, confidentiality procedures and contractual provisions, such as nondisclosure terms, to protect our intellectual property. Others may independently develop similar technology, duplicate our products, or design around our intellectual property rights. In addition, unauthorized parties may attempt to copy aspects of our products and technologies or to obtain and use information that we regard as proprietary. Any of these events could significantly harm our business, financial condition, our patents and   our operating results.

We also rely on technologies that we acquire from others. We may rely on third parties for further required technologies. We may purchase a computer’s logic component or other technological devices from outside sources and will need to pay annual fees to enable us to get updates/upgrades and technical support to the logic portion of the system or device. We may find it necessary or desirable in the future to obtain licenses or other rights relating to one or more if our products or to current or future technologies. These licenses or other rights may not be available on commercially reasonable terms or at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, financial condition and operating results. Moreover, the use of intellectual property licensed from third parties may limit our ability to protect the proprietary rights in our products.

While no current lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future.

While no current lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future. We currently have no plan to purchase liability insurance, which means that the Company would need to fund its own legal fees and costs in any such lawsuit.

We may depend on contract manufacturers who may not have adequate capacity to fulfill our needs or may not meet our quality and delivery objectives and timetables.

We do not own our production lines or manufacturing facilities.  We manufacture our products in the United States and Taiwan through third-party manufacturers . Our reliance on these third-party contract manufacturers involves significant risks, including reduced control over quality and logistics management, the potential lack of adequate capacity, and discontinuance of the contractors’ assembly processes. Potential financial instability at our contract manufacturers could result in us having to find new suppliers, which could increase our costs and delay our product and installation deliveries. These contract manufacturers may also choose to discontinue contracting to build our products for a variety of reasons. Consequently, we may experience delays in the timeliness, quality and adequacy in product and installation deliveries, any of which could have a material adverse effect on our business, results of operations, and overall financial condition.

We have limited experience with our current product offerings, which makes it difficult to predict our future operating results.

The success of our new product offerings will depend on many factors, including timely and successful research and development, pricing, market and consumer acceptance of such new products and the product offerings of our competitors. If new product offerings are not successful, our revenue growth will suffer, and our results of operations may be harmed. Further, we do not have significant experience in these offerings and cannot be assured that our investments in the development of our offerings will result in increased revenue.

We will require additional funding to develop and commercialize our services, products, and software. If we are unable to secure additional financing on acceptable terms, or at all, we may be forced to modify our current business plan or to curtail or cease our planned operations.

We anticipate incurring significant operating losses and using significant funds for product development and operating activities. Our existing cash resources are insufficient to finance even our immediate operations. Accordingly, we will need to secure additional sources of capital to develop our business and product candidates, as planned. We intend to seek substantial additional financing through public and/or private financing, which may include equity and/or debt financings, and through other arrangements, including collaborative arrangements. As part of such efforts, we may seek loans from certain of our executive officers, directors and/or current shareholders.

If we are unable to secure additional financing in the near term, we may be forced to:

●	curtail or abandon our existing business plans;

●	default on any debt obligations;

●	file for bankruptcy;

●	seek to sell some or all of our assets; and/or

●	cease our operations.

If we are forced to take any of these steps our common stock may be worthless.

Revenue derived from large orders could adversely affect our gross margin and could lead to greater variability in our quarterly results.

Large orders may be more sensitive to changes in the global industrial economy, may be subject to greater discount variability, lower gross margins, and may contract at a faster pace during an economic downturn compared to smaller orders. To the extent that the amount of our net sales derived from large orders increases in future periods, either in absolute dollars or as a percentage of our overall business, our gross margins could decline, and we could experience greater volatility and see a greater negative impact from future downturns in the global industrial economy. This dynamic may also have an impact on the historical seasonal pattern of our net sales and our results of operations. These types of orders also make managing inventory levels more difficult as we have in the past and may have to in the future build large quantities of inventory in anticipation of future demand that may not materialize.

We intend to make significant investments in new products that may not be successful or achieve expected returns.

 We plan to make significant investments in research, development, and marketing for new and existing products and technologies. These investments involve a number of risks as the commercial success of such efforts depend on many factors, including our ability to anticipate and respond to innovation, achieve the desired technological fit, and be effective with our marketing and distribution efforts. If our existing or potential customers do not perceive our latest product offerings as providing significant new functionality or value, or if we are late to market with a new product or technology, we may not achieve our expected return on our investments or be able recover the costs expended to develop new product offerings, which could have a material adverse effect on our operating results. Even if our new products are profitable, our operating margins for new products may not be as high as the margins we have experienced historically.

Our success depends on new product introductions and market acceptance of our products.

The market for our products is characterized by rapid technological change, evolving industry standards, changes in customer needs and frequent new product introductions, and is therefore highly dependent upon timely product innovation. Our success is dependent on our ability to successfully develop and introduce new and enhanced products on a timely basis to replace declining revenues from older products, and on increasing penetration in domestic and international markets. We may experience significant delays between the announcement and the commercial availability of new products. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of a product and other related products and could impede continued sales of predecessor products, any of which could have a material adverse effect on our operating results. There can be no assurance that we will be able to introduce new products in accordance with announced release dates, that our new products will achieve market acceptance or that any such acceptance will be sustained for any significant period. Failure of our new products to achieve or sustain market acceptance could have a material adverse effect on our operating results.

We may experience component shortages that may adversely affect our business and result of operations.

We have experienced difficulty in securing certain types of high power connectors for one of our projects and anticipate that supply shortages of components used in our products, including limited source components, can result in significant additional costs and inefficiencies in manufacturing. If we are unsuccessful in resolving any such component shortages in a timely manner, we will experience a significant impact on the timing of revenue, a possible loss of revenue, or an increase in manufacturing costs, any of which would have a material adverse impact on our operating results.

We rely on management information systems. interruptions in our information technology systems or cyber-attacks on our systems could adversely affect our business.

We rely on the efficient and uninterrupted operation of complex information technology systems and networks to operate our business. We rely on a primary global center for our management information systems and on multiple systems in branches not covered by our global center. As with any information system, unforeseen issues may arise that could affect our ability to receive adequate, accurate and timely financial information, which in turn could inhibit effective and timely decisions. Furthermore, it is possible that our global center for information systems or our branch operations could experience a complete or partial shutdown. A significant system or network disruption could be the result of new system implementations, computer viruses, cyber-attacks, security breaches, facility issues or energy blackouts. Threats to our information technology security can take a variety of forms and individuals or groups of hackers or sophisticated organizations including state-sponsored organizations, may take steps that pose threats to our customers and our infrastructure. If we were to experience a shutdown, disruption or attack, it would adversely impact our product shipments and net sales, as order processing and product distribution are heavily dependent on our management information systems. Such an interruption could also result in a loss of our intellectual property or the release of sensitive competitive information or partner, customer or employee personal data. Any loss of such information could harm our competitive position, result in a loss of customer confidence, and cause us to incur significant costs to remedy the damages caused by the disruptions or security breaches. In addition, changing laws and regulations governing our responsibility to safeguard private data could result in a significant increase in operating or capital expenditures needed to comply with these new laws or regulations. Accordingly, our operating results in such periods would be adversely impacted.

We are continually working to maintain reliable systems to control costs and improve our ability to deliver our products in our markets worldwide. Our efforts include, but are not limited to the following: firewalls, antivirus protection, patches, log monitors, routine backups with offsite retention of storage media, system audits, data partitioning and routine password modifications. Our internal information technology systems environment continues to evolve and our business policies and internal security controls may not keep pace as new threats emerge. No assurance can be given that our efforts to continue to enhance our systems will be successful.

We are subject to risks associated with our website.

We devote significant resources to maintaining our website (www.tricascadeinc.com) as a key marketing, sales and support tool and expect to continue to do so in the future. Failure to properly maintain our Website may interrupt normal operations, including our ability to provide quotes, process orders, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise run our business which would have a material adverse effect on our results of operations. We host our Website internally. Any failure to successfully maintain our Website or any significant downtime or outages affecting our Website could have a material adverse impact on our operating results.

Our products are complex and may contain bugs or errors.

Our new software products or new operating systems of third parties on which our products are based often contain bugs or errors that can result in reduced sales or cause our support costs to increase, either of which could have a material adverse impact on our operating results.

We are subject to the risk of product liability claims.

Our products are designed to provide information upon which users may rely. Our products are also used in “real time” applications requiring extremely rapid and continuous processing and constant feedback. Such applications give rise to the risk that a failure or interruption of the system or application could result in economic damage, bodily harm or property damage. We attempt to assure the quality and accuracy of the processes contained in our products, and to limit our product liability exposure through contractual limitations on liability, limited warranties, express disclaimers and warnings as well as disclaimers contained in our “shrink wrap” and electronically displayed license agreements with end-users. If our products contain errors that produce incorrect results on which users rely or cause failure or interruption of systems or processes, customer acceptance of our products could be adversely affected. Further, we could be subject to liability claims that could have a material adverse effect on our operating results or financial position. Although we maintain liability insurance for product liability matters, there can be no assurance that such insurance or the contractual limitations used by us to limit our liability will be sufficient to cover or limit any claims which may occur.

Each of our current product candidates and services is in an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize our services, products, or software, or if we experience significant delays in doing so, our business may fail.

We intend to invest a significant portion of our efforts and financial resources in our software and we will depend heavily on its success. This software is currently in the beta stage of development. We need to devote significant additional research and development, financial resources and personnel to develop additional commercially viable products, establish intellectual property rights, if necessary, and establish a sales and marketing infrastructure. We are likely to encounter hurdles and unexpected issues as we proceed in the development of our software and our other product candidates. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that our product candidates will be deemed undesirable; our product candidates will be too expensive to develop or market or will not achieve broad market acceptance; others will hold proprietary rights that will prevent us from marketing our product candidates; or our competitors will market products that are perceived as equivalent or superior.

We depend on third parties to assist us in the development of our software and other product candidates, and any failure of those parties to fulfill their obligations could result in costs and delays and prevent us from successfully commercializing our software and product candidates on a timely basis, if at all.

We may engage consultants and other third parties to help develop our software and product candidates. We may face delays in our commercialization efforts if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. Any third parties that we hire may also provide services to our competitors, which could compromise the performance of their obligations to us. If these third parties do not successfully carry out their duties or meet expected deadlines, the commercialization of our software and product candidates may be extended, delayed or terminated or may otherwise prove to be unsuccessful. Any delays or failures as a result of the failure to perform by third parties would cause our development costs to increase, and we may not be able to commercialize our product candidates. In addition, we may not be able to establish or maintain relationships with these third parties on favorable terms, if at all. If we need to enter into replacement arrangements because a third party is not performing in accordance with our expectations, we may not be able to do so without undue delays or considerable expenditures or at all.

If we are not able to protect and control our trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We rely on certain technology, trade secrets, confidential information and proprietary know-how to protect our technology and maintain any future competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. Trade secrets are difficult to protect. In order to protect proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and others. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of the individual’s relationship with us except in limited circumstances. These agreements generally also provide that we shall own all inventions conceived by the individual in the course of rendering services to us. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover trade secrets and proprietary information that have been licensed to us or that we own, and in such cases, we could not assert any trade secret rights against such party.

Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to us or that we own is difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business. Moreover, some of our academic institution licensors, collaborators and scientific advisors have rights to publish data and information to which we have rights. If we cannot maintain the confidentiality of our technologies and other confidential information in connection with our collaborations, our ability to protect our proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on our business.

Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards, potential new entrants, and changes in customer needs and expectations. Accordingly, our future success depends in part on our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire, and maintain competitive products and services that capitalize on existing and emerging trends; enhance our existing products and services by adding innovative features on a timely and cost-effective basis that differentiates us from our competitors; sufficiently capture intellectual property rights in new inventions and other innovations; and develop or acquire and bring products and services, including enhancements, to market quickly and cost-effectively. Our ability to develop or acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis. Moreover, as we introduce new products and services, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products and services may not satisfy customer preferences and potential product failures may cause customers to reject our products. As a result, these products and services may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior products or business strategies, impairing our brand and the desirability of our products and services, which may cause customers to defer or forego purchases of our products and services, and impacting our ability to charge monthly service fees. If our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, results of operations and financial condition. In addition, the markets for our products and services may not develop or grow as we anticipate. The failure of our technology, products, or services to gain market acceptance, the potential for product defects, or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs, or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

In addition to developing and acquiring new technologies and introducing new offerings, we may need, from time to time, to phase out outdated and unsuitable technologies and services. If we are unable to do so on a cost-effective basis, we could experience further losses.

We sell our products and services in highly competitive markets, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products and services.

Our industry is highly fragmented and subject to significant competition and pricing pressures. We experience significant competitive pricing pressures on installation, monitoring, and service fees.

In many cases, we face competition for direct sales from our independent, third-party authorized dealers, who may offer installation for considerably less than we do in particular markets. We believe that the monitoring and service fees we offer are generally competitive with rates offered by other security service providers. We face competition from other providers such as cable and telecommunications companies that may have existing access to and relationship with subscribers and highly recognized brands, which may have increased awareness of their security/automation offerings relative to ours, have access to greater capital and resources than us, and may spend significantly more on advertising, marketing, and promotional resources, any of which could have a material adverse effect on our ability to drive awareness and demand for our products and services. In particular, these companies may be able to offer subscribers a lower price by bundling their services. It is possible that one or more of our competitors could develop a significant technological advantage over us that allows them to provide additional services or better quality services or lower prices, which could put us at a competitive disadvantage. Continued pricing pressure, improvements in technology, and shifts in customer preferences towards self-monitoring or DIY could adversely impact our customer base and/or pricing structure and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We rely on a significant number of our customers remaining with us as customers for long periods of time.

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, and we generally achieve cash flow break-even in less than three years. Accordingly, our long-term profitability is dependent on long customer tenure. This requires that we minimize our rate of customer disconnects, or attrition. One reason for disconnects is when customers relocate and do not reconnect. Customer relocations are impacted by changes in the housing market. We are susceptible to changes in the business economy, housing market, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations. Other factors that can increase disconnects include problems experienced with our product or service quality, customer service, customer non-pay, unfavorable general economic conditions, and the preference for lower pricing of competitors’ products and services over ours. If we fail to keep our customers for a sufficiently long period of time, our profitability, business, financial condition, results of operations and cash flows could be materially adversely affected.

If we experience significantly higher rates of customer revenue attrition than we anticipate, we may be required to change the estimated useful lives and/or the accelerated method of depreciation and amortization related to accounts associated with our security monitoring customers, increasing our depreciation and amortization expense or causing asset impairment.

We amortize the costs of our acquired and dealer-generated contracts and related customer relationships based on the estimated life of the customer relationships. We similarly depreciate the cost of our direct channel subscriber system assets and deferred subscriber acquisition costs. If attrition rates rise significantly, we may be required to accelerate the amortization of expenses related to such contracts and the depreciation/amortization of our subscriber system assets/deferred subscriber acquisition costs or to impair such assets, which could cause a material adverse effect on our business, financial condition and results of operations.

Our reputation as a service provider of high quality offerings may be materially adversely affected by product defects or shortfalls in customer service.

Our business depends on our reputation and ability to maintain good relationships with our subscribers, dealers and local regulators, among others. Our reputation may be harmed either through product defects, such as the failure of one or more of our subscribers’ alarm systems, or shortfalls in customer service. Subscribers generally judge our performance through their interactions with the staff at the monitoring and customer care centers, dealers, and technicians who perform on-site maintenance services. Any failure to meet subscribers’ expectations in such customer service areas could cause an increase in attrition rates or make it difficult to recruit new subscribers. Any harm to our reputation or subscriber relationships caused by the actions of our dealers, personnel, or third-party service providers or any other factors could have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions can affect our business, and we are susceptible to changes in the business economy, housing market, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations.

Demand for alarm monitoring services and home automation systems is affected by the general economy, the business environment, and the turnover in the housing market, among other things. Downturns in the rate of the sale of new and existing homes, which we believe drives a substantial portion of our new customer volume in any given year, would reduce opportunities to make sales of new security and home automation systems and services and reduce opportunities to take over existing security and home automation systems. Recoveries in the housing market increase the occurrence of relocations, which may lead to customers disconnecting service and not contracting with us in their new homes.

Further, the alarm monitoring business is dependent, in part, on national, regional, and local economic conditions. In particular, where disposable income available for discretionary spending is reduced (such as by higher housing, energy, interest or other costs, or where the actual or perceived wealth of customers has decreased because of circumstances such as lower residential real estate values, increased foreclosure rates, inflation, increased tax rates or other economic disruptions), the alarm monitoring business could experience increased attrition rates and reduced customer demand. No assurance can be given that we will be able to continue acquiring quality alarm monitoring contracts or that we will not experience higher attrition rates. Changes in individualized economic circumstances could cause current security alarm and home automation customers to disconnect our services in an effort to reduce their monthly spending, or such customers could default on their remaining contractual obligations to us.

Our long-term revenue growth rate depends on installations and new contracts exceeding disconnects. If customer disconnects and defaults increase, our business, financial condition, results of operations, and cash flows could be materially adversely affected

Failure to successfully upgrade and maintain the security of our information and technology networks, including personally identifiable information and other data, could materially adversely affect us.

We are dependent on information technology networks and systems, including Internet and Internet-based or “cloud” computing services, to collect, process, transmit, and store electronic information. We are currently implementing modifications and upgrades to these information technology systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality, and implementing new systems. There are inherent costs and risks associated with replacing and changing these systems and implementing new systems, including potential disruption of our sales, operations and customer service functions, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. In addition, our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in our business operations and have a material adverse effect on our business, cash flows, and results of operations.

Due to the ever-changing threat landscape, our products may be subject to potential vulnerabilities of wireless and IoT devices and our services may be subject to certain risks, including hacking or other unauthorized access to control or view systems and obtain private information.

Companies that collect and retain sensitive and confidential information are under increasing attack by cyber-criminals around the world. While we implement security measures within our products, services, operations and systems, those measures may not prevent cybersecurity breaches, the access, capture or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, distributed denial of service attacks, the installation of malware or ransomware, acts of vandalism, computer viruses, misplaced data or data loss that could be detrimental to our reputation, business, financial condition, and results of operations. Third parties, including our partners and vendors, could also be a source of security risk to us in the event of a failure of their own products, components, networks, security systems, and infrastructure. In addition, we cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography, or other developments will not compromise or breach the technology protecting the networks that access our products and services.

A significant actual or perceived (whether or not valid) theft, loss, fraudulent use or misuse of customer, employee, or other personally identifiable data, whether by us, our partners and vendors, or other third parties, or as a result of employee error or malfeasance or otherwise, non-compliance with applicable industry standards or our contractual or other legal obligations regarding such data, or a violation of our privacy and information security policies with respect to such data, could result in costs, fines, litigation, or regulatory actions against us. Such an event could additionally result in unfavorable publicity and therefore materially and adversely affect the market’s perception of the security and reliability of our services and our credibility and reputation with our customers, which may lead to customer dissatisfaction and could result in lost sales and increased customer revenue attrition.

In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of, or sustained attacks against, this infrastructure could create system disruptions and shutdowns that could negatively impact our operations. Increasingly, our products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results, and financial condition. We continue to invest in new and emerging technology and other solutions to protect our network and information systems, but there can be no assurance that these investments and solutions will prevent any of the risks described above. While we maintain cyber liability insurance that  provides both third-party liability and first-party insurance coverages, our insurance may not be sufficient to protect against all of our losses from any future disruptions or breaches of our systems or other event as described above.

We depend on third-party providers and suppliers for components of our security and automation systems, third-party software licenses for our products and services, and third-party providers to transmit signals to our monitoring facilities and provide other services to our subscribers. Any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

The components for the security and automation systems that we install are manufactured by third parties. We are therefore susceptible to interruptions in supply and to the receipt of components that do not meet our standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. While we strive to utilize dual-sourcing methods to allow similar hardware components for our security systems to be interchangeable in order to minimize the risk of a disruption from a single supplier, any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement across our installed customer base, and the diversion of technical personnel to address the defect could materially adversely affect our business, financial condition, results of operations, and cash flows.

We rely on third-party software for key automation features in certain of our offerings, and on the interoperation of that software with our own, such as our mobile applications and related platform. We could experience service disruptions if customer usage patterns for such offerings exceed, or are otherwise outside of, design parameters for the system and the ability for us or our third-party provider to make corrections. Such interruptions in the provision of services could result in our inability to meet customer demand, damage our reputation and customer relationships, and materially and adversely affect our business. We also rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our monitoring operations from third parties. Because a number of our products and services incorporate technology developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to update, maintain, or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards, customer preferences, and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms, or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services, or otherwise fails to address our needs, we cannot provide assurance that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to execute our integration of or migration to alternative software products. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

We also rely on various third-party telecommunications providers and signal processing centers to transmit and communicate signals to our monitoring facility in a timely and consistent manner. These telecommunications providers and signal processing centers could fail to transmit or communicate these signals to the monitoring facility for many reasons, including disruptions from fire, natural disasters, weather, transmission interruption, malicious acts, or terrorism. The failure of one or more of these telecommunications providers or signal processing centers to transmit and communicate signals to the monitoring facility in a timely manner could affect our ability to provide alarm monitoring, home automation, and interactive services to our subscribers. We also rely on third-party technology companies to provide home automation and interactive services to our subscribers. These technology companies could fail to provide these services consistently, or at all, which could result in our inability to meet customer demand and damage our reputation. There can be no assurance that third-party telecommunications providers, signal processing centers, and other technology companies will continue to transmit and communicate signals to the monitoring facility or provide home automation and interactive services to subscribers without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on our business. See also “—Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could materially adversely affect our business and require significant capital expenditures” with respect to risks associated with changes in signal transmissions.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers on premises or host on our infrastructure involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate  to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have limited operations in our business and have yet to earn any significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in the technology industry, which is rapidly transforming. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

We have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update existing bitcoin mining hardware, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition, or operating results could be materially harmed, and our stock price may decline.

Natural disasters and geo-political events could adversely affect our business.

Natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect us, or other service providers could adversely affect our business.

Statements Regarding Forward-looking Statements

This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $10,000) will be $990,000. We will use these net proceeds for the following.

Percentage of Offering Sold	30%	40%	60%	80%	100%
Offering Proceeds	$300,000	$400,000	$600,000	$800,000	$1,000,000

Issuance costs	10,000	10,000	$10,000	$10,000	$10,000
Engineering, testing and product certification	30,000	40,000	60,000	80,000	100,000
Manufacturing inventory for resale	160,000	215,000	325,000	430,000	542,500
Marketing and sales	75,000	100,000	150,000	200,000	255,000
Operating overhead	17,500	27,500	47,500	72,500	85,000
Website enhancements and App development	7,500	7,500	7,500	7,500	7,500
TOTAL	$300,000	$400,000	$600,000	$800,000	$1,000,000

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net book value per share of our Common Stock after this offering.

Our historical net book value (deficit) as of September 30, 2022 was $(238,079) or $(0.00002) per outstanding share of our 11,469,651,015 outstanding common stock. Historical net book value per share equals the amount of our total assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified above.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $10,000 in each case):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.0004	$0.0004	$0.0004	$0.0004

Historical net book value (deficit) per share as of September 30, 2022 (1)	$(0.000021)	$(0.000021)	$(0.000021)	$(.000021)

Increase in net book value per share attributable to new investors in this offering (2)	$0.00007	$0.00006	$0.00004	$0.00002

Net book value per share, after this offering	$0.000054	$0.000038	$0.00002	$0.00000

Dilution per share to new investors	$0.00045	$0.00036	$0.00038	$0.0004

Increase to pre-offering shareholders	$0.000075	$0.000059	$0.000041	$0.000021

(1)	Based on net book value (deficit) as of September 30, 2022 of $(238,079 and 11,469,651,015 outstanding shares of Common stock as of September 30, 2022.

(2)	After deducting estimated offering expenses of $10,000 in each case

DISTRIBUTION

Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for our common shares. The offering price was arbitrarily determined by management, The principal factors considered in determining the initial offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate on the earlier of 180 days after qualification or when the maximum offering is reached.

How to Subscribe

When you decide to subscribe for Offered Shares in this Offering after it is qualified, you should contact the Company to obtain a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. If we reject your subscription, we will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Forward-looking Statements

This section contains certain statements that may include “forward-looking statements”. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or other similar expressions. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with OTCMarkets and available on its website at http://www.otcmarkets.com. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Results of Operations

For the 9 Months Ended September 30, 2022 and for the 9 Months Ended September 30, 2021

Revenue. Revenue for the 9 months ended September 31, 2022 totaled $24,824 as compared to Revenue of $20,240 for the 9 months ended September 30, 2021.

Operating Expenses. Operating expenses for the 9 months ended September 30, 2022 totaled $678,088 as compared to $600,729 for the 9 months ended September 30, 2020. The increase in 2022 related primarily to higher staff costs, partially offset by lower product development costs.

Net Loss. The net ,loss for the 9 months ended September 30, 2022 totaled $ 631,514 compared with a net loss of $ 4,002,435 for the 9 months ended September 30, 2021. The net loss in 2021 included the amortization of prior product development costs and related goodwill of $ 3,464,542. Currently, operating costs exceed revenue because as the Company is still in the development stage. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had cash of $190,470 at September 30, 2022 , compared with cash of $19,916 at September 30, 2021.

During the 9 months ended September 30, 2022 and September 30, 2021, we used cash of $412,063 and $519,037 respectively, for operating activities. A portion of the funds was used to pay staffing costs, general and administrative costs, accounting fees, professional fees, and product development.

Net cash from financing activities during the 9 months ended September 30, 2022 and September 30, 2021 was $567,500 and $500,286 respectively, primarily for 2022 from proceeds of the Company’s previous Regulation A offering and for 2021 $500,000 from the sale of preferred stock in Tri Cascade, Inc.

Plan of Operations

Our plan of operation for the 12 months following the commencement of this Offering is as follows:

1. Maximize on the establishment its   new retail office in Chicago, which includes sales, marketing, finance, logistics and customer service. Plan for retail sales in the United States in next 12 months: Our plan is to leverage our close business relationships whereby the Company acts as the wholesaler of various manufactured NB IoT products and LTE connectivity service for onward retail by big box stores across the US. Having initially delivered NB IoT product prototypes and completed testing, acceptance and certification, we anticipate receiving product orders from retail customers which we will fulfill through our manufacturing relationships in Taiwan, for sale and delivery on a wholesale price basis, for their resale at the retail level. To do this we would only need to hire order entry/tracking staff – leaving the retail aspect to distributors to handle through their existing retail store infrastructure.

2. Expand the development of the integration of 5G/LTE connectivity for our various products through our proprietary and secure modem, coupled with a 5G compatible antenna.

Currently, we are also developing certain devices in concert with other compatible companies, including prospective customers and business partners, including potentially bringing to market a smart water sensor system. We successfully demonstrated some of our smart home products and devices at the 2019 Consumer Electronics Show in Las Vegas.

As outlined above, to gain product orders from major retailers, we must first provide working prototypes, previously certified, of NB IoT/LTE product that fully meet the requirements of that major retailer. This includes obtaining FCC certification through the testing and certification of our products from an independent testing laboratory. In addition, we must develop a secure Cloud environment through which data can be transmitted and captured from and to our NBIoT/LTE product. Accordingly, all of these costs fall under “product development” from the concept, design and building of prototypes, through to the cost of certification and acceptance by the customer. That is why a significant portion of the proceeds of this Offering has been allocated towards product development.

Through our subsidiary, Tri Cascade, Inc. we have been in business developing products for approximately 10 years with a CEO having significant experience and expertise in the field of Narrow Band (NB) IoT and LTE telecom technology. We believe that the modest staffing that we presently have, coupled with resources available from our business partners both in the U.S and in Taiwan, is sufficient to sustain operations.

In our opinion, the proceeds from this Offering may not fully satisfy our cash requirements and we anticipate it will be necessary to raise additional funds in the next 12-18 months to supplement our plan of operations. Accordingly, if we are unable to satisfy our cash requirements through sales and the proceeds from this Offering alone, we may need to attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other equity investment. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

Revenue Recognition

Revenue is recognized when product sold is delivered and there is reasonable expectation of payment by the customer.

The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Description of Business

We are focused in becoming a world-class global multi-division telecom technology company with four operating divisions: (1) Cloud Managed Services and Onboarding (Narrow Band IoT and LTE connectivity), (2) Design, engineering, manufacturing and sale of various smart home product suitable for Narrow Band IoT and LTE connectivity, primarily with other technology business partners, (3) Design, engineering, manufacturing and sale of various products for use by governmental and municipal agencies using Narrow Band IoT connectivity, and (4) Providing LTE connectivity in concert with camera monitoring and surveillance systems.

Effective April 1, 2017, the Company closed on its acquisition of Tri Cascade, Inc. through a cashless exchange of stock. Founded in May 2010 in the state of California, Tri Cascade, Inc. is committed to developing innovative Internet of Things (IoT) convergent technologies and products to reduce energy costs and empower the end user for smarter and safer living, data reporting and remote monitoring.

Leveraging its extensive experience in energy management, wireless networking, and home and B2B automation and device control systems, Tri Cascade focuses on bringing leading edge telecom communication to achieve smart energy management to both residential, and commercial markets, and governmental agencies. Tri Cascade aims to use the Internet of Things to make homes, buildings and cities dynamic and responsive to energy usage and demands, air quality monitoring, outdoor lighting monitoring and related data management.

Tri Cascade, Inc. has secured a 3 year contract with  a leading Telecom as an authorized Service Provider of Narrow Band and LTE connectivity, so that it receives such connectivity on a “wholesale” basis for onward onboarding and sale to users on a “retail” basis. In addition, Tri Cascade, Inc. has established a strong business relationship for the integration of Microsoft Azure and Microsoft Sphere data security systems within Tri Cascade’s products. This now includes the addition of the benefits of 5G within Tri Cascade’s plans, products and deployment. These plans extend to NB IoT data transmissions plans for water meter measurement and monitoring for municipalities, to LED data transmission and monitoring of street lighting and smart city signs for municipalities, to LTE connectivity for the operation of surveillance camera systems, to smart indoor thermostats for homes, commercial buildings and shopping centers etc.

Specific products include the following:

1.	Retail Data Connectivity Plans.

Tri Cascade has closed deals to establish multiple relationships with key nationwide connectivity Providers in order to offer the most price competitive, complete solutions and best in class service. Building on the certification of the Tritom SBC700 and Tritom GX500c modem products, Tri Cascade has signed agreements with 2 key partners in the IoT connectivity space to achieve a range of flexibility and options to offer Tri Cascade customers the right solution and that can be managed on our ONENET platform for IoT connected devices.

2.	Sale of Connectivity Technology.

During 2021, we accomplished a major step in our 5G business development by actively participating, developing, and providing the connectivity technology for T-Mobile’s ongoing 5G autonomous vehicle technology plan.

Tri Cascade is providing the 5G modem device, with a vehicle roof antenna application. Our 5G modem provides great 5G performance to the autonomous vehicle. T-Mobile’s 5G team has been working side by side with Tri Cascade’s team to maximize 5G performance under T-Mobile’s 5G network. We have established a partner relationship with Mobile Mark for the special design of a 5G antenna under T-Mobile 5G network (Mobile Mark is an Antenna Manufacturer that offers Embedded, Device, Mobile and Infrastructure Antennas for 30 MHz – 7.2 GHz, including the 5G-ready Sub-6 GHz bands. The antennas are designed and Made-in-the-USA with an additional factory in the UK. With More Customization than most, Mobile Mark Antennas Transcend through a variety of Industries and their Applications.

(See https://www.mobilemark.com for further information on Mobile Mark).

For us, the uniquely designed secure connectivity antenna is the key for the autonomous vehicle’s control.

Most experts believe that 5G is best option to deliver the long-term promise of smart transportation and its ability to play a valuable role in creating green infrastructure. It certainly has the following technical capabilities:

· Speed – peak data rate can hit 20Gbps downlink and 10Gbps uplink per mobile base station, while real-world speeds are closer to 100Mbps (download) and 50Mbps (upload).

· Latency – four milliseconds in typical conditions and one millisecond for use cases that demand the utmost speed.

· Capacity – 5G should be able to support one million connected devices per square kilometer.

The global connected car market size was USD 14.34 billion in 2019 and is projected to reach USD 48.77 billion by 2027, exhibiting a CAGR of 26.3% during the forecast period.

3.	TRITOM S100 IoT Gateway,

This Gateway product, with Microsoft’s Azure Sphere IoT security component, is now available for 4G LTE network connectivity.

TRITOM S100 offers a flexible rugged design with a variety of high-quality antenna and deployment applications. It is an ideal solution to replace the need for any VPN.

TRITOM S100 IoT CAT1 LTE Gateway provides a flexible and scalable platform supporting diverse use cases. The S100 default is equipped with Telit LE910C1-NF mPCIe, certified by multiple carriers, with additional Qualcomm IZat location technology Gen8C Lite (GPS, GLONASS, BeiDou, Galileo and QZSS) combining high performance, low power, and high security Azure Sphere MCU. It supports 10/100M Base-T Ethernet, with USB device and RS485 ports, to connect with external sensor data for upload to the secure Microsoft Azure cloud. Also, there is a mini-PCIe socket inside the S100 for users to enable a LPWA, 4G/LTE or LTE-A wireless communication capability without the need for WIFI.

An additional S100 Model C is equipped and is targeted for the connected car industry. The TRITOM S100 Sphere Gateway comes with T-Mobile’s LTE SIM connectivity, multiple carrier data rate plans and an onboarding portal. Customers can easily adapt TRITOM S100 for a variety of PoC projects.

4.	TRITOM GX 500c 5G.

We have successfully built the first-generation prototype of Tri Cascade’s new TRITOM GX500c 5G modem, which is expected to debut in Q2/2022 under T-Mobile’s 5G network.

After 8 months of negotiation, Tri Cascade signed a joint-partnership agreement for its TRITOM GX550s 5G industrial grade Gateway, with Microsoft Sphere, for product and production development with New Kinpo Group, which is a Total Manufacturing Solutions Provider. NKG will be the key supply chain vendor for Tri Cascade ‘s forthcoming 5G business for production. TRITOM GX550s 5G Gateway will provide Microsoft Sphere data security with 5G network connectivity.

The TRITOM GX500c 5G USB3 modem has a specially made 5G antenna (model 930) from Mobile Mark, and is customized for T-Mobile’s 5G network.

5.	TRITOM SBC700 4G LTE Gateway

This product offers a rugged hardware design and flexible deployment options, became available for T-Mobile’s 4G LTE network. TRITOM SBC700 Gateway is specifically designed for use in mobile environments (such as fleet management, field service, and public safety) and for fixed/portable settings (such as industrial, utilities, security, enterprise, and point-of-sale applications).The product offers a leading-edge combination of features, including top-notch processor performance, superior ruggedness in design, remote management and configuration capabilities with TRITOM ONENET Onboarding management tools and flexible T-Mobile LTE data rate plans. The SBC700 has built-in Ethernet, USB interface for additional hardware feature connectivity, such as additional physical interfaces for local wireless and personal area networking.

TRITOM SBC700 is a multi-band IoT CAT1 LTE modem providing a flexible and scalable platform for migration of supporting LTE Bands: B12, B14, B4, B2 B5, B13, B66 & B71. The SBC700 default is equipped with Telit LE910C1-NF mPCIe, certified by T-Mobile, with additional Qualcomm® IZat™ location technology Gen8C Lite (GPS, GLONASS, BeiDou, Galileo and QZSS) combining 32-bit low power, high performance CPU, Low Power DDR-RAM, 10/100M Base-T Ethernet, 2.4GHz 802.11b/g/n WiFi, USB 2.0 ports, and 2 or optional 4 ports isolation RS485 with auto-flow control. It has a mini-PCIe socket inside the SBC700 for users to enable a LPWA, 4G/LTE or LTE-A wireless communication capability. The USB port can also support TW-UIO modules to collect/receive signals and control the system, like AI/AO/DI/DO with/without isolation features.

For the IoT and M2M market, SBC700 CAT1 LTE (10 Mbps) is the best choice to replace your current 3G device and transition to a 4G LTE network communications gateway to connect your devices to internet and gain Cloud service advantage.

Reliable Connectivity:

The SBC700 supports 4G/LTE Category 1, FDD LTE: B12, B14, B4, B2 B5, B13, B66 and B71 which enables the next generation of connectivity for a number of mission critical applications. Supporting all major 4G bands, the SBC700 is the perfect device choice for deployment across the globe.

Expanded Capabilities with Custom Software

The SBC700 features the Linux based Tri Cascade OS, empowering solution architects and system integrators to create their own applications using Tri Cascade’s Software Development Kit (SDK).

Reliable Asset Tracking

Built-in high-performance GPS enables the SBC700 to track and monitor vehicles, trucks, heavy construction machines.

As a leading T-Mobile IoT business partner, Tri Cascade aims to aggressively pursue its vision to provide on-going solutions to Smart Communities and Smart City development. To learn more about Tri Cascade and the company’s smart home technology, please visit http://www.tricascadeinc.com/.

6.	i.VA Smart Home Hub

Tri Cascade’s i.VA. unit is built to create a smart home environment. It operates through secure telecom connectivity (without Wi-Fi) to enable the user to control every aspect of the home environment, including the home climate (temperature/thermostat), lighting throughout the home and power on/off of all smart electrical outlets and is voice controlled.

To market our i.VA smart home product to big box retail stores nationwide, we have partnered with Lighthouse Marketing, based in the Chicago area to act as our national sales and marketing agency. Lighthouse is a 360 full service agency that has the resources and experience to handle major sales order and marketing transactions with such retail giants as Home Depot, Best Buy, Loews, etc. (For more information on Lighthouse Marketing see https://lighthousemktg.com)

Tri Cascade is adding a Teal Communications data plan to our data service and replacing the NB IoT to CATM1 with our i.VA smart thermostat connectivity.

7.	5 G M.2 Module

Tri Cascade has received the certification of its 5G M.2 module model SG500M2-X with T-Mobile, which is embedded with a Qualcomm 2nd generation SDX55 5G modem (please refer to TRITOM 5G M2_SG500M2-X_product sheet.pdf on tricascadeinc.com) which will then enable us to launch the 5G connectivity module into the marketplace.

Tri Cascade’s TRITOM SG500M2-X is a 5G module designed with M.2 form factor, which especially optimizes eMBB & IoT applications. Based on Qualcomm’s commercial 5G platform, TRITOM SG500M2-X supports both 5G Non-Standalone (NSA) or Standalone (SA) network architectures and has fully passed T-Mobile’s tests. Soon it will be able to fully support Citizens Broadband Radio Service (CBRS) for Private Networks, coupled with integrated GNSS for location service as well.

The global IoT market size is expected to grow from USD 300.3 billion in 2021 to USD 650.5 billion by 2026, at a Compound Annual Growth Rate (CAGR) of 16.7% from 2021 to 2026. - IoT is transforming and redefining virtually all markets and industries in fundamental ways. The rising internet penetration throughout the world, increased demand across industrial and commercial applications, and technological developments are some of the key growth drivers of the IoT market.

8.	VOS 5G Dongle

Tri Cascade, Inc is launching VOS 5G, the first of its kind in the U.S. 5G USB device, with no Wi-Fi necessary, that keeps you connected to the internet when and where you need to be — a product that revolutionizes Internet access and respects Web users’ demands for speed and security. VOS 5G is the ultimate, mobile-tech solution with on-the-go convenience and off-the-charts capabilities such as efficient large file transfers, downloads, streaming and video conferencing, and much more. Please visit https://www.tricascadeinc.com/vos-5g-dongle

The VOS 5G Connect and Go dongle provides the following benefits:

• Speed: Lightning-quick 5G high-speed Internet. Download speeds up to 2.52 Gbps.

• Security: Lock-safe peer-to-peer connection. No unsecured, public Wi-Fi networks.

• Power: Long-and-strong, instant, device-powered connection. No need to charge.

• Portability: Lightweight, ultra-sleek design. Easily fits in a pocket or laptop bag.

VOS 5G allows users to immediately upgrade laptops, tablets, desktops, and any USB3.1-powered network device, accessing direct, exclusive, super-fast, highly secure, uninterrupted, 5G Internet — without using a Wi-Fi connection. It is the best option for large file transfers, downloads, streaming, video conferencing, and much more. Compatible with Windows, Mac, and Linux operating systems, VOS 5G provides ultimate flexibility, mobility, and productivity to busy families, students, employees, and travelling business executives (at coffee shops, libraries, airports, presentation meetings, etc.), who demand the highest performance possible to ensure the ultimate Internet experience. VOS 5G also offers a 4G redundant backup.

Tri Cascade has put together a key connectivity partnership with a nationwide data provider to enable us to offer up to 3 separate data plans. The plans will be available early next year. The monthly plans are as follows:

	AutopayCC	PostPaid

5GB	$20	$25

10GB	$30	$35

100GB	$50	$55

The plans include all taxes and fees

In addition, the data plans include both 5G and 4G LTE data transmission, no annual service contract will be required. Up to 5GB high-speed data in Mexico and Canada. Tri Cascade has closed deals to establish multiple relationships with key nationwide connectivity providers in order to offer the most price competitive, complete solutions and best in class service. Building on the certification of the Tritom SBC700 and Tritom GX500c modem products, Tri Cascade signed agreements with 2 key partners in the IoT connectivity space to achieve a range of flexibility and options to offer Tri Cascade customers the right solution and that can be managed on our ONENET platform for IoT connected devices.

Market Opportunities

Tri Cascade has partnered with a major Telecom provider to offer a fixed broad band service using 5G/LTE network as well as Narrow Band lower cost data only connectivity.

Tri Cascade has also partnered with Microsoft as an authorized supplier to Microsoft, as well as accessing Microsoft’s Azure and Sphere security systems. Both the Telecom and Microsoft have begun introducing those customers and business partners to Tri Cascade, Inc. who require narrowband and LTE connectivity, modems and IoT products.

Certain leading retailers and big box stores have indicated that they are open to retailing Tri Cascade’s products such as the smart Thermoring thermostat. In addition, Tri Cascade is presently in discussion with major wholesale distributors able to penetrate the marketplace.

Green homes  The nation’s twenty largest home builders all construct ENERGY STAR certified homes. Over 2.2 million ENERGY STAR certified new homes and apartments have been built to-date, with more than 120,000 in 2020. Tri Cascade’s products service such green smart homes.

Existing homes are going green, too: 68% of people surveyed by USA TODAY took steps this year to make their homes more energy-efficient. Of those who did, 71% said it was “mostly to save money” and 26% “mostly to save the environment.”

●	74% of Americans are likely to change their energy use to save money on their utility bills if they were given a new technology solution.

●	The average U.S. household spends ~$0.1186 per kilowatt hour on electricity.

The Intel Wipro’s study shows that the Intelligent Home Energy Management will allow consumers to reduce their power consumption by 31%

●	Tri Cascade Inc. was an exhibitor at CES (Consumer Electronics Show) to showcase the following during CES January 9-12, 2018:

●	The 4G/150 Mbps A T & T 3X3 Dual Band Smart Gateway

●	The IoT Smart Home Eco-System – a combination IoT Thermostat, Light Dimmer, MENA 15R duplex Receptacle, Wall Plug, IoT Cam, Smart Garage

●	Microsoft Windows Azure IoT suite

●	Tri Cascade intends to partner with major home builders as well as retail partners, such as Home Depot and Lowes, to offer consumers SmartHome Energy Management devices that will protect homes, apartments and commercial buildings from surge and overload issues while providing a SmartGrid mobile app to monitor energy usage.

Tri Cascade’s SIM-based communications (IoT) network being developed in connection with its primary telecom partner will replace the necessity of Internet based WiFi networks for low bandwidth communication in Smart Home applications.

By taking advantage of the ability to provide both mobile app and voice activated controls, i.VA thermostat/home hub provides and improved consumer experience over the NEST thermostat and other WiFi enabled devices.

●	Leveraging upon our voice activated software technologies already included in the Smart Wall Plug and other devices, the i.VA home hub device will provide consumers with an improved thermostat technology that provides for mobile app and voice controls. Google’s purchase of NEST for $3.2 Billion demonstrates the high price being paid for consumer thermostat technologies. We believe the i.VA will far surpass the technologies currently being used in other thermostat devices.

●	Devices that allow Consumers to monitor their energy consumption are the hottest consumer technologies in the marketplace in 2017. Smart meters enable end users to calculate their real-time energy consumption levels on a daily basis. They provide information regarding the use of energy at different times during the day, enabling them to take appropriate steps to cut down their energy costs. Thus, smart meters are expected to hold a major share of the smart home market by 2023.

IoT Ultimate Thermostat Features & Benefits

●	Smart Energy Thermostat

●	Real Time Energy Consumption LED monitor

●	Simplified Installation (No Additional Costs)

●	7 Day Home Energy Management System

●	Home Sleep Away Activation Control

●	Outdoor Weather Information

●	Voice Activated Control

On August 30, 2017 the Company announced that Tri Cascade, Inc. had successfully renewed its international technology patents relating to Tri Cascade’s Proprietary Energy Metering/WiFi devices. In 2010, Tri Cascade Inc. began developing and filing for patents in the United States as well as China on various proprietary and customized energy management + technological advancements and user interfaces (UI’s) utilizing the Microsoft Azure’s Cloud computing systems. Recently, Tri Cascade renewed its international patent protection relating to US Patent Numbers 8,849,596 B2; 8,781,639 B2; US 2013/0178996 (US pending); US 2014/0054977 (US pending); US 2014/0002057 (US pending); US 2015/0073613 (US pending) and Tri Cascade’s Energy Metering/Wifi Device Patents:

Seasonality

We do not anticipate any significant effects from seasonality

Facilities

The Company’s principal and executive offices are located at 19200 Von Karman Avenue, Ste 400, Irvine, CA 92612. Tri Cascade, Inc. also maintains a product development and engineering facility in Taipei, Taiwan.

Staff

Presently, the Company has a staff of nine, consisting of management, accounting, engineering and project management, located partly in Irvine, CA and partly in Taipei, Taiwan.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand. Despite this reliance, we believe the following factors are more essential to establishing and maintaining a competitive advantage:

●	the statistical and technological skills of our service operations and research and development teams;

●	the expertise and knowledge of our service operations and research and development teams;

●	the real-time connectivity of our service offerings;

●	the continued expansion of our proprietary technology; and

●	a continued focus on the improved financial results of our clients.

We have a policy of requiring key employees, consultants and business partners to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees of Saddle Ranch Media, Inc., including their ages as of September 30, 2022:

Name and Principal Position	Age	Term of Office	Approximate hours per week for part-time employees
Max Chin Li, President and Director	67	Since March 7, 2018	40
Alan J. Bailey, Chief Financial Officer and Director	75	Since August 15, 2015	20

Max Chin Li, CEO, President and Director

From 2010 to the present, Mr. Li has been President, CEO and a director of Tri Cascade, Inc. of Irvine, California where he developed a Board level strategic plan to advance the company’s mission also promote revenue, profitability, and growth as an organization, overseeing company operations to ensure operation efficiency and quality, plan, develop, and implement strategies for generating resources and/or revenues for the Company, identify investment, acquisition and merger opportunities and overseeing and structuring fundraising strategic plans with Board approval and implementation, including identifying resource requirements, researching funding sources, establishing strategies to approach funders, submitting proposals and administrating fundraising records and documentation.

From 2008 to 2010 he was President of Silverpac, Inc. of Newport Beach, California. He established a strong embedded product development team and Gold Partnership with Microsoft, developed advanced smart energy and home automation management programs, established business alliance/development partnerships, and received the 2010 CES (Consumer Electronic Show) Innovation Design and Engineering Award in the Home Theater Accessories Product Category.

Mr. Li has a B.S. Degree in Engineering& Management from Aletheia University, Taipei, Taiwan.

Alan, J. Bailey, Chief Financial Officer and Director

From September 2009 to the present time, Mr. Bailey was the founder and CEO of Dynamic Media International Inc. (a multi-media company) and CFO of Global Entertainment Holdings, Inc.

From August, 1980 to September, 2009, Mr. Bailey was Senior Vice President & Treasurer, Paramount Pictures, New York and Los Angeles, responsible for Paramount’s global cash management and control; internal audit and compliance; business continuity/disaster recovery; cash planning and forecasting; individual and film slate financing and investor reporting/compliance; corporate finance (including receivable financing), international financial reporting; and tax planning, corporate structuring and compliance.

Mr. Bailey is qualified as a Fellow of the Institute of Chartered Accountants of England and Wales.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a  defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

Employment Agreements

Messrs. Li and Bailey have entered into employment agreements with the Company for a term of five  years. Pursuant to their employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. The employment agreements provide that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. They may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The following table represents information regarding the total compensation our officers and directors of the Company for the year ended December 31, 2021:

Name and Principal Position	Basic Compensation	Annual Bonus Available	Other Compensation	Total Compensation
Max Chin Li, President and Director	$180,000.00	$0	$0	$180,000.00
Alan J. Bailey, CFO and Director	36,000.00	0	0	36,000.00
Total	$216,000.00	$0	$0	$216,000.00

Our board of directors currently consists of two directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Utah law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors

Stock Options

The Company’s stockholders have approved a 2018 Stock Option Plan,  as previously adopted by our Board of Directors (the “Plan”). Under this Plan, our officers, directors, and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase shares of our Common Stock. To date, no options have been issued.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company or engages in or is involved with any business similar to ours, such option holder’s incentive options immediately terminate.

Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

Bonus Plan for Executive Officers

The Company’s Board of Directors has established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

Management Stock Bonus Plan

Our Management Stock Bonus Plan provides that the Company shall establish a reserve of shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan . The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. No shares have been issued under the plan.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements and our amended and restated By-Laws will require us to indemnify our directors to the fullest extent permitted by Utah law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee  for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Saddle Ranch Media, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Saddle Ranch Media, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s  qualification, we will be adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of September 30, 2022 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the offering is based on 11,469,651,015 shares of Common Stock outstanding as of September 30, 2022

Name	Common Shares Beneficially Owned Prior to Offering	Percentage of Class Outstanding	Shares Beneficially Owned After Offering
Max Chin Li	1,180,000,000	10.29%	1,180,000,000
Alan J. Bailey	355,000,000	3.10%	355,000,000

Total	1,535,000,000	13.39%	1,535,000,000

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Preferred Stock.

Name	Series B Preferred Stock Beneficially Owned	Percentage of Class Outstanding As of December 31, 2021
Max Li, President and Director	2,000,000	66.7%
The Shamrock Investment Trust	1,000,000	33.3%

(1)	The Series B Preferred Stock has the right to vote 80% of the votes on any mater requiring the vote of shareholders. The 3,000,000 Series B represents all of the issued and outstanding class of this preferred stock. Management has voting control of the Company due to their Series B preferred stock ownership, which allows them to carry 80% of the votes on any matter requiring a shareholder vote.

Capitalization

Class of Stock	Par Value	Authorized	Outstanding as of September 30, 2022	2
Preferred Stock, Series A	No par value	0	0
Preferred Stock, Series B	No par value	3,000,000	3,000,000
Common Stock	0.00001	15,000,000,000	11,469,651,015

DESCRIPTION OF SECURITIES

The Common Stock

We are authorized to issue 15,000,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all Preferred Stock dividends are paid in full.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 3,000,000 shares of  Preferred Stock. This Preferred Stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such Preferred Stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Utah Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to: (a) the rate of dividend; (b) whether the shares may be called and, if so, the call price and the terms and conditions of call; (c) the amount payable upon the shares in the event of voluntary and involuntary liquidation; (d) sinking fund provisions, if any for the call or redemption of the shares; I the terms and conditions, if any, on which the shares may be converted; (f) voting rights; and (g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Existing Preferred Stock

Designations, Preferences. Rights And Limitations of Series A Preferred Stock

Conversion Rights. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to four times the sum of: all shares of Common Stock issued and outstanding at time of conversion plus all shares of Series B and Series C Preferred Stocks issued and outstanding at time of conversion, divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion.

Issuance. Shares of Series A Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by management, employees or consultants, or a as directed by a majority vote of the Board of Directors. The number of Shares of Series A Preferred Stock to be issued to each qualified person (member of management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt, the number or shares of Series A Preferred Stock to be issued shall be the sum of the discreet notes and other obligations owed lender (holder) which are being retired.

Voting Rights. a. If at least one share of Series A Preferred. Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of voting.

Designations, Preferences, Rights And Limitations Of Series B Preferred Stock

Designation And Number of Shares 3,000,000  shares of Series B Preferred Stock no par value per share (the “Preferred Stock”), are authorized (the “Series B Preferred Stock” or “Series B Preferred Shares “).

Dividends. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors, in its sole discretion.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary’ or involuntary before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock. the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combination splits, recapitalizations, and the like with respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to holders of the Corporation’s Common Stock.

Conversion and Anti-Dilution. Each share of Series B Preferred Stock shall be convertible at par value $0.001 per share (the ’’Series B Preferred’’), at any time, and/or from time to time, into the number of shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the price of the Series B Preferred Stock:, divided by the par value of the Series B Preferred, subject to adjustment as may be determined by the Board of Directors from time to time (the “Conversion Rate”). for example, assuming a $2.50 price per share of Series B Preferred Stock, and a par value of $0.0001 per share for Series B Preferred each share of Series B Preferred Stock would be convertible into 2,500 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock. to be converted.

Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933. as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the name of the person who is the holder of the Series B Preferred Stock unless, the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities law. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificates(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except. the right to receive the shares of Common Stock issuable upon such conversion.

The Corporation covenants that within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than is authorized by the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

Shares of Series B Preferred Stock anti-dilutive to reverse splits, and therefore in the case of a reverse split. are convertible to the number of Common Shares after the reverse split as would have been equal to ratio established in Section 3.8(a) prior to the reverse split. The conversion ratio of shares of Series B Preferred Stock, however, would increase proportionally in the case of forward splits, and may not be diluted by in reverse split. following a forward split.

Voting Rights. Each share of Series B Preferred Stock shall have two thousand (2,000) votes for any election or other vote placed before the shareholders of the Company.

Price. The initial price of each share of Series B Preferred Stock shall be $2.50. The price of each share of Series B Preferred Stock may he changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at in Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

Lock-Up Restrictions on Conversion. Shares of Series B Preferred Stock may be converted into shares of Common Stock for a period of; a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

Current Offering

Saddle Ranch Media, Inc. (“Saddle Ranch Media, Inc.,” “We,” or the “Company”) is offering up to 2,500,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”) at the offering price of $0.0004 per share.

The Common Stock

We are authorized to issue 15,000,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

There were 11,469,651,015 issued and outstanding shares of Common stock as of September 30, 2022.

Preferred Stock

There were [ ] shares of Series A Preferred shares authorized, and 0 shares issued and outstanding as of September 30, 2022.

There were 3,000,000 shares of Series B Preferred shares authorized, issued and outstanding as of September 30, 2022.

The holders of Series B Preferred Stock collectively have the right to a vote equal to 80% of the votes on any matter requiring the vote of shareholders.

Transfer Agent

Our transfer agent is Transfer Online, Inc. 512 E. Salmon Street Portland, OR 97214 503-227-2950 The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months or at least six months in the event we become a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

·	1% of the number of shares of our Common Stock then outstanding; or

·	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent certified public accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

SADDLE RANCH MEDIA, INC.

CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

The Accompanying Unaudited Consolidated Financial Statements for the 9 Months ended September 30, 2022 have been prepared from the books and records of the Company and have not been subject to independent review and audit. The financials reflect all adjustments known to management necessary to fairly reflect the results of operations and financial position of the Company for the periods presented.

Following the acquisition of Tri Cascade, Inc. which closed as of April 1, 2017 through the exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are treated as the continuing reporting entity from that date. Accordingly, these consolidated financial reports have been prepared as if the results of Tri Cascade, Inc. as the successor regarding the Company’s reporting obligations as of the date of the acquisition.

Therefore, these consolidated financial statements reflect the restated historical financial condition, results of operations and cash flows of Tri Cascade, Inc. for all periods presented through and including September 30, 2022 and all subsequent reporting periods.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30, 2022	December 31, 2021
Assets
Current assets
Cash	$190,470	$90,786
Trade accounts receivable	—	18,095
Other receivable	—	7,251
Inventory	62,601	17,310
Prepaid expenses	51,750	51,750
Total current assets	304,821	185,192
Fixed assets
Equipment, software, vehicle, furniture, at cost	116,823	61,070
Less: accumulated depreciation	(65,542)	(61,070)
	51,281	—
Other non-current assets
Goodwill	2,699,781	2,699,781
Security deposit	2,149	2,149
	2,701,930	2,701,930
Total assets	$3,058,032	$2,887,122

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,306,922	$1,154,898
Due to related party	382,666	307,666
	1,689,588	1,462,564
Non-current liabilities
Loans	1,190,664	1,190,664
Loan payable to affiliate	372,250	372,250
Convertible note, including accrued interest	43,609	43,609
Total loans and accrued interest	1,606,523	1,606,523
Total liabilities	3,296,111	3,069,087

Shareholders’ deficit
Preferred stock: 25,000,000 authorized, no par value
of which Series B preferred stock has been designated:
3,000,000 authorized;
3,000,000 issued and outstanding	—	—
Common stock, $ 0.0001 par value each:
15,000,000,000 authorized; 11,469,651,015
and 9,580,651,015 issued and outstanding at
September 30,2022 and December 31,2021, respectively	1,146,965	958,065
Additional paid in capital	6,466,887	6,080,387
Treasury stock	1,126,406	1,126,406
Accumulated deficit	(8,978,337)	(8,346,823)
Shareholders’ deficit	(238,079)	(181,965)
Total liabilities and shareholders’ deficit	$3,058,032	$2,887,122

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the 3 Months Ended September 30,		For the 9 Months Ended September 30,
	2022	2021	2022	2021
Revenue
Sales	$24,824	$20,240	$24,824	$20,240
Cost of sales	(4,918)	(2,265)	(4,952)	(6,588)
Gross margin	19,906	17,975	19,872	13,652

Operating expenses
Management compensation	58,500	54,000	168,000	192,000
Other staff costs	110,393	42,700	258,392	126,500
Product development	8,114	8,270	51,920	96,662
Telecommunications	124	55,808	497	55,952
Travel	18,958	5,352	19,951	10,543
Legal	6,340	8,261	33,936	32,225
Other general & administrative	85,815	29,091	145,392	86,847
	288,244	203,482	678,088	600,729

Net operating loss	(268,338)	(185,507)	(658,216)	(587,077)

Other income (expense)
Amortization of prior development
costs and related goodwill	—	—	—	(3,464,542)
State income tax	(1,933)	—	(1,933)	—
Section 3(a)10 financing	(1,920)	35,313	29,021	44,509
Interest (net)	(181)	(168)	(386)	4,675
	(4,034)	35,145	26,702	(3,415,358)

Net loss	$(272,372)	($150,362)	($631,514)	($4,002,435)

Weighted average common shares outstanding	11,469,651,015	9,430,816,743	10,785,417,423	9,395,823,270

Net loss per share outstanding	($0.00002)	$(0.000016)	($0.00006)	$(0.0004)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC. STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) Period Ended September 30, 2022 (Unaudited)

	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	TREASURY	ACCUMULATED	SHAREHOLDERS'
	NUMBER	AMOUNT	NUMBER	AMOUNT	PAID IN CAPITAL	STOCK	EARNINGS (DEFICIT)	EARNINGS (DEFICIT)

At January 1, 2020	3,000,000	$—	7,015,544,783	$701,554	$5,301,187	$1,126,406	($3,643,250)	$3,485,897

January 1, 2020 - December 31, 2020
Sale of Regulation A common shares	—	—	465,000,000	46,500	—	—	—	46,500

Stock issued to CEO & CFO for services	—	—	300,000,000	30,000	—	—	—	30,000

Sale of restricted stock	—	—	20,000,000	2,000	—	—	—	2,000

Sale of preferred stock in Tri Cascade, Inc	—	—	—	—	250,000	—	—	250,000

Stock issued to supplier of Product Development	—	—	26,000,000	2,600	—	—	—	2,600

Stock issued under Section 3(a)10 debt reorg.	—	1,294,356,000	129,436		—	—	—	129,436

Loss for the 12 months ended December 31,2020	—	—	—	—	—	—	(585,173)	(585,173)

At December 31, 2020	3,000,000	$—	9,120,900,783	$912,090	$5,551,187	$1,126,406	($4,228,423)	$3,361,260

January 1, 2021 - December 31, 2021
Stock issued for services	—	—	—	315,000,000	31,500	—	—	31,500

Sale of preferred stock in Tri Cascade, Inc	—	—	—	—	500,000	—	—	500,000

Stock issued in payment of finder’s fee	—	—	7,352,941	735	—	—	—	735

Stock issued under Section 3(a)10 debt reorg.	—	—	137,397,291	13,740	29,200	—	—	42,940

Loss for the 12 months ended December 31, 2021	—	—	—	—	—	—	(4,118,400)	(4,118,400)

At December 31, 2021	3,000,000	$—	9,580,651,015	$958,065	$6,080,387	$1,126,406	($8,346,823)	($181,965)

January 1- September 30, 2022
Stock issued for cash re:
Regulation A offering	—	—	1,810,000,000	181,000	386,500	—	—	567,500

Stock issued for services	—	—	1,000,000	100	—	—	—	100

Stock issued under Section 3(a)10 debt reorg	—	—	78,000,000	7,800	—	—	—	7,800

Net loss for the 9 months’ ended September 30, 2022	—	—	—	—	—	—	(631,514)	(631,514)
At September 30, 2022	3,000,000	$—	11,469,651,015	$1,146,965	$6,466,887	$1,126,406	$(8,978,337)	$(238,079)

See the accompanying notes to these consolidated financial statements.

SADDLE RANCH MEDIA, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	9 Months Ended
	September 30, 2022	September 30, 2021
Net cash used in operating activities:
Net loss for period	$(631,514)	$(4,002,435)

Adjustments to reconcile net loss to net cash for non-cash items:
Amortization of prior development costs and related goodwill	—	3,464,542
Stock issued for services	100	31,235
Depreciation	4,472	—
Adjustments to reconcile net loss to cash to net due to changes in current assets and liabilities:
Decrease (increase) in trade accounts receivable	18,095	(20,240)
Decrease in other receivable	7,451	20,499
Increase in inventory	(45,191)	(21,175)
(Increase) in prepaid expense	—	3,421
Increase (decrease) in accounts payable and accrued expenses	159,524	(54,884)
Increase in amount due to related party	75,000	60,000

Net cash used in operating activities	(412,063)	(519,037)

Net cash used in investment activities
Purchase of fixed assets	(55,753)	—

Net cash from financing activities
Proceeds from issuance of common stock	567,500	—
Proceeds from sale of preferred stock in Tri Cascade, Inc.	—	500,000
Increase in loans payable and accrued interest, net	—	286
	567,500	500,286

Net increase (decrease)in cash	99,684	(18,751)

Cash – beginning of period	90,786	38,667

Cash – end of period	$190,470	$19,916

See the accompanying notes to these consolidated financial statements.

 SADDLE RANCH MEDIA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE 9 MONTHS ENDED SEPTEMBER 30, 2022

(Unaudited)

1. The Company’s Organization and Current Operations

The Company was originally formed in the State of Utah on October 7, 1988, as Port City Corporation. In October 1990, the name of the Company was changed to Interline Resources Corporation (“Interline”) which operated in the oil and gas industry in east-central Wyoming and eastern Utah. On October 15, 2009, Interline filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

On November 20, 2014, the Company changed its corporate name to Automated-X, Inc. when the company entered the video kiosk distribution business through QUICKflickUSA, Inc. On August 15, 2015, the Company entered into a Securities Exchange and Acquisition Agreement with Saddle Ranch Pictures, Inc. (“SRPI”) wherein the Company acquired SRPI in a cashless exchange of stock. Prior to closing the SRPI acquisition, the Company approved the transfer of 100% of its ownership in its wholly-owned subsidiary, QUICKflickUSA, Inc., to two of the Company’s major shareholders.

The name of the Company was changed with the state of Utah on September 9, 2015 from Automated-X, Inc. to Saddle Ranch Media, Inc. The Company’s trading symbol was also changed with FINRA from “AUTX” to “SRMX” effective October 6, 2015. On February 28, 2017 Philip M. Cohen resigned as Chairman and CEO, and in consideration for the Spin-Out of both Saddle Ranch Pictures, Inc and certain digital programming assets representing the “African American Medical Network” to Mr. Cohen, he surrendered 40,000,000 common shares back to the Company’s Treasury. Also, on February 28,2017, Mr. Cohen sold his holding of 1,000,000 “super voting” Series B preferred shares in a private transaction to The Shamrock Investment Trust, which is in turn controlled by Nadine Peabody, sole trustee.

The Company closed on an acquisition of Skyfidelity, Inc. (together with its wholly- owned subsidiary Tri Cascade, Inc.) as of April 1,2017 and issued 100,000,000 of its restricted common shares against the cashless exchange of 100,000,000 common shares of Skyfidelity, Inc. (being all of the issued and outstanding shares of Skyfidelity, Inc.). Following the acquisition of Skyfidelity, Inc. the Company recognized the need to restructure certain past due accounts payable previously incurred by Tri Cascade, Inc. relating to the development of Tri Cascade’s smart products being developed under certain Original Design Manufacturing (“ODM”) Agreements with Taiwanese suppliers for which the Company had assumed financial responsibility. The Company entered into certain Settlement Agreements with Northbridge Financial, Inc.(“NCI”) which acquired these payables. The financing by NCI enabled development and production of the new Tri Cascade products to commence. Settlements by the Company with NCI were made via the issuance of unrestricted common stock to NCI at a 50% discount to market pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). The fairness of the various Settlement Agreements was approved by Orders granted by the Twelfth Judicial Circuit Court for Sarasota County, Florida.

Since April 1, 2017 the Company’s subsidiary, Tri Cascade, Inc. has continued its develop in IoT (“Internet of Things”) technology. Tri Cascade Inc. was originally founded in May 2010 in California with the R&D and production team located in Taipei, Taiwan. Its focus is exclusively on the convergence of an intelligent energy efficiency eco-system with emerging digital energy home networking technologies. Tri Cascade Inc. has established a strong strategic partnerships with Microsoft to advance smart energy to both the home and business markets. With Microsoft as a business partner, Tri Cascade has a proven history of creating innovative and cutting-edge products. Building on this knowledge base, Tri Cascade has developed pioneering energy efficiency management products for OEM/ODM, retail, custom integrators, and smart hospitality providers. Tri Cascade Inc. has developed and filed for patents on various proprietary and customized energy management technological advancements and user interfaces (UI’s) utilizing Microsoft Azure’s Cloud computing system and Microsoft’s Sphere data security platform.

Saddle Ranch Media's operating subsidiary, Tri Cascade, Inc., provides leading-edge NB IoT to 5G solutions and innovation, through its various IoT devices and ONENET B2B IoT Onboarding Platform - certified by Microsoft IoT Sphere under Microsoft's Azure IoT Hub - for business and infrastructure IoT operations. Tri Cascade's Management Team has extensive years of innovation experience in Energy Efficiency Management, Home Automation, Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey IoT business solution for our business partners since recently we added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is it provide the Smart way of managing indoor and outdoor environment through the transmission, integration, monitoring and reaction to/from data management utilizing NB IoT technology.

Increases to authorized share capital

On April 20,2018 the Company increased its authorized common shares of $ 0.0001 par value each from 2.5 billion to 5 billion.

On November 23,2018 the Company further increased its authorized common shares of $ 0.0001 par value each from 5 billion to 7.5 billion.

On September 3,2019 the Company further increased its authorized common shares of $ 0.0001 par value each from 7.5 billion to 15 billion.

2. Summary of Significant Accounting Policies:

Accounting Treatment Following the Acquisition of TriCascade,Inc.)

Following the acquisition of TriCascade, Inc., which closed as of April 1,2017 through the cashless exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are being treated as the continuing reporting entity and the prior comparative financial results have been restated accordingly. Accordingly, these consolidated financial reports and been prepared as if Tri Cascade,Inc. is the successor entity regarding the Company’s reporting obligations. Therefore, the consolidated financial statements filed subsequent to this transaction include the historical financial condition, results of operations and cash flows of Tri Cascade,Inc. for all periods presented through and including September 30, 2022. Accordingly, these condensed consolidated financial statements of the Company include the accounts of Saddle Ranch Media, and its subsidiaries Tri Cascade, Inc. and (from March 22, 2019) its additional subsidiary, Smarthings & Co.

Effective February 15,2021 the Company processed a routine voluntary dissolution of SkyFidelity, Inc. with the state of its incorporation, Florida. Previously, the Company’s pass through ownership of Tri Cascade, Inc. was through its first tier ownership of SkyFidelity, Inc. Immediately prior to dissolution, SkyFidelity, Inc. transferred its intermediary ownership of Tri Cascade, Inc to Saddle Ranch Media, Inc. Post dissolution therefore, Saddle Ranch Media, Inc. now has a direct ownership of Tri Cascade, Inc., which simplified the corporate structure. This was a routine process aimed at streamlining the chain of ownership, with no operational or financial effect on either Tri Cascade, Inc. or Saddle Ranch Media, Inc.

Use of estimates in the preparation of financial statements

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash includes demand deposits. At September 30, 2022 and December 31, 2021 none of the Company’s cash balances were in excess of federally insured limits.

Prepaid expense

Prepaid expense at September 30, 2022 and at December 31, 2021 includes funds used to acquire a standby letter of credit for $50,000 which was provided to the Company’s telecom partner as a condition under which prepaid SIM cards will be provided for insertion in the Company’s various products pursuant to Tri-Cascade Inc’s connectivity Provider Agreement with T-Mobile USA. It also includes the balance of prepaid OTCMarkets subscription.

Impairment

The Company’s management periodically reviews for the impairment of its assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be realizable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than it’s carrying amount. With the advent of 5G, management decided to amortize prior product development costs and related goodwill thereon as a conservative approach to the carrying value of the Company’s assets. While the majority of the Company’s prior product development acts as the design and platform on which enhanced 5G products can and will be further developed, it was nevertheless believed prudent to amortize these “non-5G” prior costs at this time.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. During the quarter ended September 30, 2022 the Company acquired a motor vehicle and computer equipment at a combined cost of $ 55,753. At December 31, 2021 the Company’s fixed assets were fully depreciated.

Non-current Assets

Goodwill $ 2,699,781 – this represents the excess of the cost to acquire Tri Cascade, Inc. over the book value of the net assets acquired at that time.

Fair value of financial instruments

The carrying amounts of the Company’s accounts payable, accrued expenses, and notes payable approximate fair value due to their short-term nature.

Income taxes

Under ASC Topic 740, “Income Taxes”, the Company is required to account for its income taxes through the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carry forwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized. At this time, no provision for the payment of income taxes is required on the results of the Company’s operations through September 30, 2022. Accumulated net losses, on a consolidated basis, through September 30, 2022 totaled approximately $ 9 million.

Net Loss per Share

Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings per Share.

Additional Paid in Capital

During the three months ended March 31, 2021 Tri Cascade, Inc., a subsidiary of Saddle Ranch Media, Inc., received US$ 500,000 from a private investor for the purchase of 1 million Preferred Series “B” shares issued by Tri Cascade, Inc. The purchase has been documented through a formal Securities Purchase Agreement between the investor and Tri Cascade, Inc. This influx of funding will fuel the continuance of Tri Cascade’s operations, including but not limited to NB IoT product development, product testing and certification, and operating costs. The private investor has accepted a position on the board of directors and as Vice Chairman of Tri Cascade, Inc., as well as becoming the Company Secretary. The investor also brings years of experience, expertise and relationships in the telecommunication and IoT technology industries. The receipt of the $ 500,000 was treated as an increase to additional paid in capital.

Liabilities

Current:

The Company’s current liabilities include the following:

	September 30, 2022	December 31, 2021
Accounts payable and accrued expenses	$1,306,922	$1,154,898
Accrued compensation due Max Chin Li, CEO (related party)	382,666	307,666
Current liabilities	$1,689,588	$1,462,564

Non-Current:

The Company’s non-current liabilities include the following:

	September 30,	December 31,
	2022	2021
Loans payable, due Taiwan entities/investors:
Due to Yung-Che Fang	$883,046	$883,046
Due to other investors	280,818	280,818
	1,163,864	1,163,864

SBA (Small Business Administration) Disaster Recovery Loan	$26,800	$26,800

Convertible Notes payable:
Northbridge Financial Inc, - Convertible note and accrued interest	$43,609	$43,609
*
Due Roxbury Investments LLC (an affiliated company)	$372,250 *	372,250 *

Total loans payable, including accrued interest	$1,606,523	$1,606,523

Total liabilities	$3,296,111	$3,069,067

*Effective June 30,2019 the accumulated debt and accrued interest due to affiliate (Roxbury Investments LLC) was reduced to $372,250 through the assumption of $ 655,426 by two of Tri Cascade Inc’s Taiwan manufacturers in return for which they collectively received 2,347,633 Class C non-voting Preferred shares of Tri Cascade, Inc.

The debt reduction and assumption has been reflected as additional paid in capital. After October 31, 2019, the each Taiwan investor (manufacturer) has the right to exchange any or all of the Class C Preferred Shares of Tri Cascade, Inc. for restricted shares of the Company’s common stock The number of SRMX Shares for which the Preferred Shares may be exchanged shall be equal to the quotient of (i) the product of (A) the number of Preferred Shares held by the Subscriber multiplied by market price of Company’s Series B Preferred Stock based on the then most recent sale price of the Company’s Preferred Stock, divided by (ii) 65% of the average (the “Exchange Price”) of the high and low closing prices of SRMX common shares(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Shares and/or the SRMX Shares), as published by OTC Markets, over the 20 trading days immediately preceding the exchange.

The Convertible Note and accrued interest thereon totaling $ 43,609 is due Northbridge Financial Inc. and was dated February 28,2018. It carries interest at the rate of 3% per annum and is convertible at maturity at 60% of the lowest trading price of SRMX stock over 20 trading days prior to conversion.

3. Going Concern

Because the Company is presently (and has been) a developing IoT technology business, it has not yet created any substantial revenue. The Company has historically incurred losses since inception. There can be no assurance that the Company can reach, or will reach, profitability. Unless continued significant additional cash flows are raised by the Company, the Company could be in jeopardy of continuing operations. The Company seeks to continue to generate needed funds from the sale of Company stock through a Private Placement and/or a Regulation A offerings; Section 3(a)10 debt restructuring and/or by entering into financing arrangements with third-parties including, but not limited to, possible off-balance sheet financing arrangements and joint ventures to finance its continued product development. No reserve has been made at this point in the event that the Company is not able to sustain operations.

4. Employee Stock Options

In recognition of the services provided by the key employees of the Company and of its subsidiary, Tri Cascade, Inc. and to provide an incentive to maximize the Company’s long term future revenue and shareholders’ value, the Company’s Board of Directors approved the issuance of stock options to such key employees on a total of 500,000,000 common shares, exercisable at $0.0005 per share, of which 200,000,000 common shares are exercisable after March 15, 2025 and 300,000,000 common shares are exercisable after May 26, 2025.

SADDLE RANCH MEDIA, INC.

CONSOLIDATED FINANCIAL STATEMENTS

The Accompanying Unaudited Consolidated Financial Statements for the year ended December 31, 2021 have been prepared from the books and records of the Company and have not been subject to independent review and audit. The financials reflect all adjustments known to management necessary to fairly reflect the results of operations and financial position of the Company for the periods presented.

Following the acquisition of Tri Cascade, Inc. which closed as of April 1, 2017 through the exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are treated as the continuing reporting entity from that date. Accordingly, these consolidated financial reports have been prepared as if the results of Tri Cascade, Inc. as the successor regarding the Company’s reporting obligations as of the date of the acquisition.

Therefore, these consolidated financial statements reflect the restated historical financial condition, results of operations and cash flows of Tri Cascade, Inc. for all periods presented through and including December 31, 2021 and all subsequent reporting periods.

SADDLE RANCH MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31, 2021	December 31, 2020
Assets
Current assets
Cash	$90,786	$38,667
Trade accounts receivable	18,095	—
Other receivable	7,251	20,499
Inventory	17,310	—
Prepaid expenses	51,750	54,588
Total current assets	185,192	113,754
Fixed assets
Equipment, software, furniture, at cost	61,070	61,070
Less: accumulated depreciation	(61,070)	(61,070)
	—	—

Other non-current assets
Product in development	—	2,133,777
Goodwill	2,699,781	4,030,547
Security deposit	2,149	2,149
	2,701,930	6,166,473
Total assets	$2,887,122	$6,280,227

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,154,898	$1,087,564
Due to related party	307,666	225,166
	1,462,564	1,312,730

Non-current liabilities
Loans	1,190,664	1,190,664
Loan payable to affiliate	372,250	372,250
Convertible note, including accrued interest	43,609	43,323
Total loans and accrued interest	1,606,523	1,606,237
Total liabilities	3,069,087	2,918,967

Shareholders’ equity (deficit)
Preferred stock: 25,000,000 authorized, no par value
of which Series B preferred stock has been designated:
3,000,000 authorized;
3,000,000 issued and outstanding	—	—
Common stock, $ 0.0001 par value each:
15,000,000,000 authorized; 9,580,651,015
and 9,120,900,783 issued and outstanding at
December 31,2021 and December 31,2020, respectively	958,065	912,090
Additional paid in capital	6,080,387	5,551,187
Treasury stock	1,126,406	1,126,406
Accumulated deficit	(8,346,823)	(4,228,423)
	(181,965)	3,361,260

Total liabilities and shareholders’ equity	$2,887,122	$6,280,227
The accompanying notes are an integral part of these consolidated financial statements.

SADDLE RANCH MEDIA, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the 12 Months Ended December 31, 2021	For the 12 Months Ended December 31, 2020

Revenue
Sales and license fees	$20,244	$—
Cost of sales	(5,876)	—
Gross margin	14,368	—
Operating expenses
Management compensation	246,000	216,000
Other staff costs	161,500	168,000
Product development	137,400	67,861
Telecommunications	56,054	—
Travel	13,852	2,972
Legal	33,375	14,488
Other general & administrative	119,971	82,798
	768,152	552,119

Net operating loss	(753,784)	(552,119)

Other income (expense)
Amortization of prior development
costs and related goodwill	(3,464,542)	—
Section 3(a)10 financing proceeds (costs)	95,501	(25,118)
Interest (net)	4,425	(7,936)
	(3,364,619)	(33,054)

Net loss	$(4,118,400)	$(585,173)

Weighted average common shares
outstanding	9,427,227,351	8,651,996,967

Net loss per common share outstanding	$(0.00044)	$(0.00007)

 The accompanying notes are an integral part of the consolidated financial statements.

SADDLE RANCH MEDIA, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

Periods Ended December 31, 2021

	PREFERRED SHARES		COMMON SHARES		ADDITIONAL	TREASURY	ACCUMULATED	SHAREHOLDERS'
	NUMBER	AMOUNT	NUMBER	AMOUNT	PAID IN CAPITAL	STOCK	EARNINGS (DEFICIT)	EQUITY (DEFICIT

At January 31, 2019	1,000,000	$—	3,023,678,976	$302,368	$4,237,187	$1,126,406	($2,608,703)	$3,057,258

January 1, 2019 - December 31, 2019
Sale of Regulation A common shares	—	3,042,801,807	304,280	375,150	—		—	679,430

Stock issued under Section 3(a)10 debt reorg.	—	739,064,000	73,906	36,424	—	—	—	110,330

Stock issued to CEO & CFO for services	—	200,000,000	20,000	—	—	—	—	20,000

Stock issued for legal services	—	—	10,000,000	1,000	—	—	—	1,000

Preferred issued
to CEO	2,000,000	—	—	—	—	—	—	—

Tri Cascade Inc Series C Preferred
Issued on debt assumption	—	—	—	—	652,426	—	—	652,426

Loss for the 12 months ended
December 31, 2019	—	—	—	—	—	—	(1,034,547)	(1,034,547)

At December 31, 2019	3,000,000	$—	7,015,544,783	$701,554	$5,301,187	$1,126,406	($3,643,250)	$3,485,897

January 1, 2020 - December 31,2020
Sale of Regulation A common shares	—	—	465,000,000	46,500	—	—	—	46,500

Stock issued to CEO & CFO for services	—	—	300,000,000	30,000	—	—	—	30,000

Sale of restricted stock	—	—	20,000,000	2,000	—	—	—	2,000

Sale of preferred stock in Tri Cascade, Inc	—	—	—	—	250000	—	—	250,000

Stock issued to supplier of Product
Development	—	—	26,000,000	2,600	—	—	—	2,600

Stock issued under Section 3(a)10 debt reorg.	—	—	1,294,356,000	129436	—	—	—	129436

Loss for the 12 months ended
December 31, 2020	—	—	—	—	—	—	(585,173)	(585,173)

At December 31, 2020	3,000,000	$—	9,120,900,783	$912,090	$5,551,187	$1,126,406	($4,228,423)	$3,361,260

January 1,2021 - December 31,2021
Stock issued for services	—	—	315,000,000	31500	—	—	—	31500

Sale of preferred stock in Tri Cascade, Inc	—	—	—	—	500000	—	—	500000

Stock issued in payment of finder's fee	—	—	7,352,941	735	—	—	—	735

Stock issued under Section 3(a)10 debt reorg.	—	137,397,291	13,740	29,200	—	—	—	42,940

Loss for the 12 months ended
December 31, 2021	—	—	—	—	—	—	(4,118,400)	(4,118,400)

At December 31, 2021	3,000,000	$—	9,580,651,015	$958,065	$6,080,387	$1,126,406	($8,346,823)	($181,965)

The accompanying notes are an integral part of the consolidated financial statements.

 SADDLE RANCH MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	12 Months Ended
	December 31, 2021	December 31, 2020
Net cash from (used in) operating activities:
Net loss for period	$(4,118,400)	$(585,173)

Adjustments to reconcile net loss to net cash
for non-cash items:
Amortization of prior development costs and
related goodwill	3,464,542	—
Stock issued for services	32,235	30,000
Stock issued for product development	—	2,600
Adjustments to reconcile net loss to cash to net due to changes in current assets and liabilities:
Increase in trade accounts receivable	(18,095)	—
Decrease in other receivable	13,248	28,411
Increase in inventory	(17,310)	—
(Increase) decrease in prepaid expense	2,838	(4,588)
Increase in security deposit	—	(1,375)
Increase in accounts payable and accrued expenses	110,245	172,075
Increase in amount due to related party	82,500	102,288

Net cash from (used in) operating activities	(448,167)	(255,762)

Net cash used in investment activities	—	—

Net cash from (used by) financing activities
Proceeds from issuance of common stock	—	48,500
Proceeds from sale of preferred stock in Tri Cascade, Inc.	500,000	250,000
(Decrease)increase in loans payable and accrued interest, net	286	(4,915)

	500,286	293,585
Net increase in cash	52,119	37,823

Cash – beginning of period	38,667	844

Cash – end of period	$90,786	$38,667

Supplemental information not involving cash activity:
Decrease in accounts payable Section 3(a)10 reorganization	$42,940	$129,436
Increase in common shares re Section 3(a)10 reorganization	$(42,940)	$(129,436)

The accompanying notes are an integral part of the consolidated financial statements.

 SADDLE RANCH MEDIA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE 12 MONTHS ENDED DECEMBER 31, 2021

(Unaudited)

1. The Company’s Organization and Current Operations

The Company was originally formed in the State of Utah on October 7, 1988, as Port City Corporation. In October 1990, the name of the Company was changed to Interline Resources Corporation (“Interline”) which operated in the oil and gas industry in east-central Wyoming and eastern Utah. On October 15, 2009, Interline filed a Form 15 terminating its registration as a 12(g) company and choosing to adopt an alternative-reporting standard for the filing of its subsequent (unaudited) financial reports.

On November 20, 2014, the Company changed its corporate name to Automated-X, Inc. when the company entered the video kiosk distribution business through QUICKflickUSA, Inc. On August 15, 2015, the Company entered into a Securities Exchange and Acquisition Agreement with Saddle Ranch Pictures, Inc. (“SRPI”) wherein the Company acquired SRPI in a cashless exchange of stock. Prior to closing the SRPI acquisition, the Company approved the transfer of 100% of its ownership in its wholly-owned subsidiary, QUICKflickUSA, Inc., to two of the Company’s major shareholders.

The name of the Company was changed with the state of Utah on September 9, 2015 from Automated-X, Inc. to Saddle Ranch Media, Inc. The Company’s trading symbol was also changed with FINRA from “AUTX” to “SRMX” effective October 6, 2015. On February 28, 2017 Philip M. Cohen resigned as Chairman and CEO, and in consideration for the Spin-Out of both Saddle Ranch Pictures, Inc and certain digital programming assets representing the “African American Medical Network” to Mr. Cohen, he surrendered 40,000,000 common shares back to the Company’s Treasury. Also, on February 28,2017, Mr. Cohen sold his holding of 1,000,000 “super voting” Series B preferred shares in a private transaction to The Shamrock Investment Trust, which is in turn controlled by Nadine Peabody, sole trustee.

The Company closed on an acquisition of Skyfidelity, Inc. (together with its wholly- owned subsidiary Tri Cascade, Inc.) as of April 1,2017 and issued 100,000,000 of its restricted common shares against the cashless exchange of 100,000,000 common shares of Skyfidelity, Inc. (being all of the issued and outstanding shares of Skyfidelity, Inc.). Following the acquisition of Skyfidelity, Inc. the Company recognized the need to restructure certain past due accounts payable previously incurred by Tri Cascade, Inc. relating to the development of Tri Cascade’s smart products being developed under certain Original Design Manufacturing (“ODM”) Agreements with Taiwanese suppliers for which the Company had assumed financial responsibility. The Company entered into certain Settlement Agreements with Northbridge Financial, Inc.(“NCI”) which acquired these payables. The financing by NCI enabled development and production of the new Tri Cascade products to commence. Settlements by the Company with NCI were made via the issuance of unrestricted common stock to NCI at a 50% discount to market pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”). The fairness of the various Settlement Agreements was approved by Orders granted by the Twelfth Judicial Circuit Court for Sarasota County, Florida.

Since April 1, 2017 the Company’s subsidiary, Tri Cascade, Inc. has continued its develop in IoT ( “Internet of Things” technology. Tri Cascade Inc. was originally founded in May 2010 in California with the R&D and production team located in Taipei, Taiwan. Its focus is exclusively on the convergence of an intelligent energy efficiency eco-system with emerging digital energy home networking technologies. Tri Cascade Inc. has established a strong strategic partnerships with Microsoft to advance smart energy to both the home and business markets. With Microsoft as a business partner, Tri Cascade has a proven history of creating innovative and cutting-edge products. Building on this knowledge base, Tri Cascade has developed pioneering energy efficiency management products for OEM/ODM, retail, custom integrators, and smart hospitality providers. Tri Cascade Inc. has developed and filed for patents on various proprietary and customized energy management technological advancements and user interfaces (UI’s) utilizing Microsoft Azure’s Cloud computing system and Microsoft’s Sphere data security platform.

Effective August 9,2019 Tri Cascade, Inc entered into a 3 year Provider Service Agreement with T-Mobile USA which authorizes Tri Cascade to obtain connectivity service and T-Mobile powered SIMs for onward marketing and sales to End Users through Tri Cascade’s Provider Agents throughout the U.S. Tri Cascade will provide the turnkey service to T-Mobile USA’s IoT partners and/or IoT business customers through IoT SIM activation and data transmission, IoT Cloud platform design, device integration, with the added potential of providing certain manufacturing services. Tri Cascade will operate side-by-side with T-Mobile USA’s B2B sales team, providing hands-on services to business partners, and expediting the design and integration IoT platform development, as the new, future, and on-going NB IoT business operation for T-Mobile.In June, 2021 this agreement was further expanded to include LTE connectivity, which in turn will significantly expand the Company’s ability to market its product to customers requiring LTE telecom.

Saddle Ranch Media's operating subsidiary, Tri Cascade, Inc., provides leading-edge NB IoT to 5G solutions and innovation, through its various IoT devices and ONENET B2B IoT Onboarding Platform - certified by Microsoft IoT Sphere under Microsoft's Azure IoT Hub - for business and infrastructure IoT operations. Tri Cascade's Management Team has extensive years of innovation experience in Energy Efficiency Management, Home Automation, Wireless Networking, and Telecom IoT Connectivity, as well as Cloud Management integration services. Tri Cascade envisions a turnkey IoT business solution for our business partners since recently we added a complete supply chain of manufacturing operations, with product development capability, in Taiwan. The Company’s focus is it provide the Smart way of managing indoor and outdoor environment through the transmission, integration, monitoring and reaction to/from data management utilizing NB IoT technology.

Increases to authorized share capital

On April 20,2018 the Company increased its authorized common shares of $ 0.0001 par value each from 2.5 billion to 5 billion. On November 23,2018 the Company further increased its authorized common shares of $ 0.0001 par value each from 5 billion to 7.5 billion. On September 3,2019 the Company further increased its authorized common shares of $ 0.0001 par value each from 7.5 billion to 15 billion.

2. Summary of Significant Accounting Policies:

Accounting Treatment Following the Acquisition of Tri Cascade, Inc.

Following the acquisition of TriCascade, Inc., which closed as of April 1,2017 through the cashless exchange of stock, for accounting purposes the consolidated results of Tri Cascade, Inc. are being treated as the continuing reporting entity and the prior comparative financial results have been restated accordingly. Accordingly, these consolidated financial reports and been prepared as if Tri Cascade,Inc. is the successor entity regarding the Company’s reporting obligations.Therefore, the consolidated financial statements filed subsequent to this transaction include the historical financial condition, results of operations and cash flows of Tri Cascade,Inc. for all periods presented through and including December 31, 2021. Accordingly, these condensed consolidated financial statements of the Company include the accounts of Saddle Ranch Media, and its subsidiaries Tri Cascade, Inc. and (from March 22, 2019) its additional subsidiary, Smarthings & Co.

Effective February 15,2021 the Company processed a routine voluntary dissolution of SkyFidelity, Inc. with the state of its incorporation, Florida. Previously, the Company’s pass through ownership of Tri Cascade, Inc. was through its first tier ownership of SkyFidelity, Inc. Immediately prior to dissolution, SkyFidelity, Inc. transferred its intermediary ownership of Tri Cascade, Inc to Saddle Ranch Media, Inc. Post dissolution therefore, Saddle Ranch Media, Inc. now has a direct ownership of Tri Cascade, Inc., which simplified the corporate structure. This was a routine process aimed at streamlining the chain of ownership, with no operational or financial effect on either Tri Cascade, Inc. or Saddle Ranch Media, Inc.

Use of estimates in the preparation of financial statements

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash includes demand deposits. At December 31, 2021 and December 31, 2020 none of the Company’s cash balances were in excess of federally insured limits.

Other receivable

Other receivable at December 31 2021 and December 31,2020 represents the market value of Section 3(a)10 common shares issued to Livingston Asset Management LLC (“LAM”), less the Company’s share of net proceeds remitted to the designated creditor(s) and less LAM’s compensation.

Prepaid expense

Prepaid expense at December 31, 2021 and December 31,2020 includes funds used to acquire a standby letter of credit for $50,000 which was provided to the Company’s telecom partner as a condition under which prepaid SIM cards will be provided for insertion in the Company’s various products pursuant to Tri-Cascade Inc’s connectivity Provider Agreement with T-Mobile USA. At December 31, 2021 it also includes the balance of prepaid OTCMarkets subscription, and at December 31, 2020 it included prepaid office rent and OTCMarkets subscription.

Impairment

The Company’s management periodically reviews for the impairment of its assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be realizable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than it’s carrying amount. With the advent of 5G, management decided to amortize prior product development costs and related goodwill thereon as a conservative approach to the carrying value of the Company’s assets. While the majority of the Company’s prior product development acts as the design and platform on which enhanced 5G products can and will be further developed, it was nevertheless believed prudent to amortize these “non-5G” prior costs at this time.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. At De4ember 31, 2021 and December 31, 2020 the Company’s fixed assets were fully depreciated.

Non-current Assets

Goodwill $ 2,699,781 - This represents the excess of the cost to acquire Tri Cascade,Inc. over the book value of the net assets acquired at that time.

Revenue Sources and Revenue Recognition

Revenue of $20,244 recorded in the 12 months ended December 31, 2021 was derived from a purchase order received from Microsoft for its TRITOM Sphere Guardian S100 modules, which were shipped during April, 2021, and from Tri Cascade’s innovative connectivity devices used in testing autonomous vehicles.

Fair value of financial instruments

The carrying amounts of the Company’s accounts payable, accrued expenses, and notes payable approximate fair value due to their short-term nature.

Income taxes

Under ASC Topic 740, “Income Taxes”, the Company is required to account for its income taxes through the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carry forwards. A valuation allowance is established to reduce that deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized. At this time, no provision for the payment of income taxes is required on the results of the Company’s operations through December 31, 2021. Accumulated net losses, on a consolidated basis, through December 31, 2021, totaled approximately $ 8.3 million.

Net Loss per Share

Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings per Share.

Additional Paid in Capital

During the three months ended June 30, 2021 Tri Cascade, Inc., a subsidiary of Saddle Ranch Media, Inc., received US$ 500,000 from a private investor for the purchase of 1 million Preferred Series “B” shares issued by Tri Cascade, Inc. The purchase has been documented through a formal Securities Purchase Agreement between the investor and Tri Cascade, Inc. This influx of funding will fuel the continuance of Tri Cascade’s operations, including but not limited to NB IoT product development, product testing and certification, and operating costs. The private investor has accepted a position on the board of directors and as Vice Chairman of Tri Cascade, Inc., as well as becoming the Company Secretary. The investor also brings years of experience, expertise and relationships in the telecommunication and IoT technology industries. The receipt of the $ 500,000 was treated as an increase to additional paid in capital.

Liabilities

Current:
The Company’s current liabilities include the following:	December 31.	December 31,
	2021	2020
Accounts payable and accrued expenses	$1,154,898	$1,087,564
Accrued compensation due Max Chin Li, CEO (related party)	307,666	235,166
Current liabilities	$1,462,564	$1,312,730

Non-Current:
The Company’s non-current liabilities include the following:
	December 31,		December 31,
	2021		2020
Loans payable, due Taiwan entities/investors:
Due to Yung-Che Fang	$883,046		$883,046
Due to other investors	280,818		280,818
	1,163,864		1,163,864
SBA ( Small Business Administration) Disaster Recovery Loan	$26,800		$26,800
Convertible Notes payable:
Northbridge Financial Inc, - Convertible note and accrued interest	$43,609		$43,323
Due Roxbury Investments LLC (an affiliated company)	$372,250	*	372,250	*
Total loans payable, including accrued interest	$1,606,523		$1,606,237

Total liabilities	$3,069,087		$2,918,967

*Effective June 30,2019 the accumulated debt and accrued interest due to affiliate (Roxbury Investments LLC) was reduced to $372,250 through the assumption of $ 655,426 by two of Tri Cascade Inc’s Taiwan manufacturers in return for which they collectively received 2,347,633 Class C non-voting Preferred shares of Tri Cascade, Inc. The debt reduction and assumption has been reflected as additional paid in capital. After October 31, 2019, the each Taiwan investor (manufacturer) has the right to exchange any or all of the Class C Preferred Shares of Tri Cascade, Inc. for restricted shares of the Company’s common stock The number of SRMX Shares for which the Preferred Shares may be exchanged shall be equal to the quotient of (i) the product of (A) the number of Preferred Shares held by the Subscriber multiplied by market price of Company’s Series B Preferred Stock based on the then most recent sale price of the Company’s Preferred Stock, divided by (ii) 65% of the average (the “Exchange Price”) of the high and low closing prices of SRMX common shares(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Shares and/or the SRMX Shares), as published by OTC Markets, over the 20 trading days immediately preceding the exchange.

The Convertible Note and accrued interest thereon totaling $ 43,609 is due Northbridge Financial Inc. and was dated February 28,2018. It carries interest at the rate of 3% per annum and is convertible at maturity at 60% of the lowest trading price of SRMX stock over 20 trading days prior to conversion.

3. Going Concern

Because the Company is presently (and has been) a developing IoT technology business, it has not yet created any substantial revenue. The Company has historically incurred losses since inception. However, there can be no assurance that the Company can reach, or will reach, profitability. Unless significant additional cash flows are raised by the Company, the Company could be in jeopardy of continuing operations. The Company seeks to continue to generate needed funds from the sale of Company stock through a Private Placement and/or Regulation A offerings; Section 3(a)10 debt restructuring and/or by entering into financing arrangements with third-parties including, but not limited to, possible off-balance sheet financing arrangements and joint ventures to finance its continued product development. No reserve has been made at this point in the event that the Company is not able to sustain operations.

4. Section 3(a)10 Financing

As part of the Company’s plan to reduce its accounts payable totaling $ 416,676 due to certain Taiwan product development entities, on March 25,2019 the Company entered into a Section 3(a)10 debt reorganization agreement with Livingston Asset Management LLC (“LAM”) whereby, subject to court review and approval, the Company would seek to issue its common shares to LAM at a discount of 40% to market, which in turn would discharge the Company’s accounts payable liability. The District Court of Maryland conducted a fairness hearing on May 1,2019 and adjudged and approved the proposed Section 3(a)10 debt reorganization plan as presented to the court. The Company however plans to carefully exercise the Section 3(a)10 restructure in gradual tranches in 2019 in accordance with extended payment terms with its suppliers On August 13,2019 the first tranche of 481,229,000 common shares was delivered to LAM, with a second tranche of 257,835,000 common shares delivered on September 3,2019, a third tranche of 469,056,000 common shares delivered on March 17,2020, a fourth tranche of 400,000,000 common shares delivered on July 14, 2020, a fifth tranche of 425,300,000 common shares delivered November 30,2020 and a sixth and final tranche of 72,510,000 common shares was delivered December 12, 2021. Through December 31,2021 a total of $320,678 in net proceeds derived from the sale of stock by LAM has been paid by LAM to the Company’s designated creditor.

5. Subsequent Event

Following the SEC’s qualification on November 22, 2021 of the Company’s Regulation A to raise up to $750,000 in new equity financing (by offering 1,500,000,000 of the Company’s common stock at $0.0005 per share) on January 3, 2022 and on January 4, 2022 the Company issued 60,000,000 and 400,000,000 Regulation A unrestricted common shares and received proceed of $230,000 towards the financing of ongoing operations.

 PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Amended Articles of Incorporation(1)
2.2	Certificate of Designation of Series A Preferred Stock(1)
2.3	Certificate of Designation of Series B Preferred Stock(1)
2.4	Bylaws(1)
4.1	Subscription Agreement*
6.1	Incentive Stock Option Plan(1)
6.2	Management Stock Bonus Plan(1)
6.3	Performance Bonus Plan(1)
6.4	Saviant Agreement(1)
6.5	Indemnification Agreement Max Chin Li(1)
6.6	Indemnification Agreement Alan Bailey(1)
6.7	Employment Agreement Timothy Peabody(1)
6.8	Indemnification Agreement Timothy Peabody(1)
11.1	Consent of Matheau J. W. Stout of Stout Law Group, PA. (included in Exhibit 12.1)*
12.1	Opinion of Legal Counsel.*

*	Filed herewith

(1)	Incorporated by reference to Form 1-A filed July 9, 2018

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on December 6, 2022.

Saddle Ranch Media, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Alan J. Bailey

Alan J. Bailey
Chief Financial Officer and Director December 6, 2022

By: /s/ Max Chin Li
Max Chin Li

President and Director December 6, 2022

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By: /s/Alan J. Bailey

Alan J. Bailey
Chief Financial Officer and Director December 6, 2022

By: /s/Alan J. Bailey

Alan J. Bailey
Principal Financial Officer, Principal Accounting Officer December 6, 2022

By: /s/ Max Chin Li

Max Chin Li
President and Director December 6, 2022